UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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INTUITIVE SURGICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1020 Kifer Road
Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 19, 2018
TO THE STOCKHOLDERS OF INTUITIVE SURGICAL, INC.:
Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Intuitive Surgical, Inc. (the terms “Intuitive Surgical,” the “Company,” “Intuitive,” “we,” “our,” and “us” in this Proxy Statement refer to Intuitive Surgical, Inc.) will be held at 1020 Kifer Road, Sunnyvale, California 94086 on Thursday, April 19, 2018, at 3:00 p.m., Pacific Daylight Time, for the following purposes:

•	to elect nine members to the Board of Directors of the Company to serve until the 2019 Annual Meeting of Stockholders (Proposal No. 1);

•	to consider and approve, on an advisory basis, the compensation of the Company's Named Executive Officers (“NEOs”) as disclosed in the Proxy Statement (Proposal No. 2);

•	to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 3); and

•	to transact any other business which is properly brought before the Annual Meeting or adjournments or postponements thereof.
Only stockholders of record at the close of business on February 23, 2018, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.
We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most of our stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2017 Annual Report. The Notice will be mailed to stockholders starting on or about March 9, 2018. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and the costs incurred by us in printing and mailing the proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a copy of our proxy materials, including the attached Proxy Statement, our 2017 Annual Report and a form of proxy card or voting instruction card, electronically by email.
Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.
On behalf of our Board of Directors, thank you for your participation in this important annual process.

By order of the Board of Directors

/s/ Gary S. Guthart, Ph.D.
Gary S. Guthart, Ph.D.
President and Chief Executive Officer
Sunnyvale, California
March 1, 2018
Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive Surgical.

INTUITIVE SURGICAL, INC.

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
Our Board of Directors (the “Board”) has made these materials available to you on the Internet, or has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies to be voted at our Annual Meeting of Stockholders to be held on April 19, 2018, at 3:00 p.m., Pacific Daylight Time, at the location and for the purposes as set forth in the “Notice of Annual Meeting of Stockholders.” Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The approximate date on which this Proxy Statement and form of proxy will be first sent and made available to stockholders is March 9, 2018.
What is included in these materials?
These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our 2017 Annual Report to Stockholders, which includes our audited consolidated financial statements.
If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.
What items will be voted on at the Annual Meeting?
You will be voting for the following proposals:

1.	The election of nine members to the Board to serve until the 2019 Annual Meeting of Stockholders (Proposal No. 1);

2.	The advisory approval of the compensation of the Company’s NEOs (Proposal No. 2); and

3.	The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 3).
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	“FOR” the election of each of the nominees to the Board (Proposal No. 1);

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs (Proposal No. 2); and

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 3).
Where are Intuitive Surgical’s principal executive offices located, and what is Intuitive Surgical’s main telephone number?
Our principal executive offices are located at 1020 Kifer Road, Sunnyvale, California 94086, and our main telephone number is (408) 523-2100.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are pleased to continue to take advantage of the SEC rules that allow us to furnish our proxy materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most of our stockholders of record and beneficial owners have received a Notice of Internet Availability of Proxy Materials (“Notice”) and will not receive a full set of proxy materials in the mail unless requested. Instructions on how to access the proxy materials on the Internet may be found on the website referred to in the Notice. If you would like to receive our proxy materials electronically by email, you should follow the instructions for requesting such materials provided in the Notice. Your election to receive proxy materials electronically by email will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically by email will reduce the environmental impact and the costs incurred by us in printing and mailing the proxy materials.

How can I get electronic access to the proxy materials?
Registered and Beneficial Stockholders
You can view the proxy materials for the Annual Meeting on the Internet at www.envisionreports.com/ISRG.
Who may vote at the Annual Meeting?
The Board set February 23, 2018, as the record date for the Annual Meeting. All stockholders of record who owned Intuitive Surgical common stock at the close of business on February 23, 2018, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Each share of the Intuitive Surgical common stock has one vote on each matter, and there is no cumulative voting. At the close of business on the record date, there were 113,062,101 shares of common stock outstanding.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials, you will receive a proxy card by mail.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice is forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials, you will receive a voting instruction form by mail.
How can I vote my shares?
In Person — If you are a stockholder of record, you may vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the meeting.
Via the Internet — You may vote by proxy via the Internet by visiting www.proxyvote.com.
By Telephone — If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.
By Mail — If you requested printed copies of the proxy materials by mail, and if you are a stockholder of record, you may also vote by proxy by filling out the proxy card and sending it back in the envelope provided. If you requested printed copies of the proxy materials by mail and you are a beneficial owner, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstained, if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.
Broker non-votes will also be counted as present and entitled to vote for purposes of determining if there is a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018 (Proposal No. 3) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.
The election of directors (Proposal No. 1) and the advisory approval of the compensation of our NEOs (Proposal No. 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these two proposals.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director, with abstentions and broker non-votes not counted as votes cast as either “FOR” or “AGAINST” such director’s election.
Approval of Proposals No. 2 and No. 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” Proposals No. 2 and No. 3. Broker non-votes will have no effect on the vote for Proposal No. 2, and broker non-votes are generally not expected for Proposal No. 3.
How are abstentions and broker non-votes treated?
Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Shares voted “ABSTAIN” on proposals other than Proposal No. 1 will have the same effect as voting against the matter. Brokers, banks, and other nominees have the power to vote without receiving voting instructions from beneficial owners on Proposal No. 3, so the Company expects no broker non-votes on this proposal. For Proposals No. 1 and No. 2, broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results for these proposals for purposes of determining whether proposals have been approved. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following instructions provided on the Notice.
Can I change my vote?
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	delivering written notice of revocation to our Corporate Secretary at 1020 Kifer Road, Sunnyvale, California 94086;

•	submitting a later dated proxy; or

•	attending the Annual Meeting and voting in person.
Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.
Who will serve as the inspector of election?
A representative from Veaco Group will serve as the inspector of election to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our current report on Form 8-K within four business days after the Annual Meeting.
How can I attend the Annual Meeting?
Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on February 23, 2018. Admission to the Annual Meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date. The use of cell phones, smartphones, pagers, recording and photographic equipment, and/or computers is not permitted in the meeting rooms at the Annual Meeting.
Deadline for receipt of stockholder proposals for the 2019 Annual Meeting of Stockholders.
Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board proposals to be considered for submission to the stockholders at the 2019 Annual Meeting of Stockholders. In order to be considered for inclusion in the proxy material to be disseminated by the Board, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Corporate Secretary at:
Intuitive Surgical, Inc.
Attn: Corporate Secretary
1020 Kifer Road
Sunnyvale, CA 94086-5301
and must be received no later than November 9, 2018. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the 2019 Annual Meeting to introduce the proposal specified in your notice.
The chairperson of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Bylaws (“Bylaws”). Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these provisions, the stockholder’s notice must be received by our Corporate Secretary at our principal executive offices at the address set forth above no earlier than December 20, 2018, and no later than January 19, 2019. If the date of our 2019 Annual Meeting is more than 30 days before or more than 60 days after April 19, 2019, the stockholder’s notice must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting was first made. A stockholder providing such notice must also further update and supplement such notice so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be received by our Corporate Secretary at our principal executive offices not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director or to bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, review a copy of our Bylaws, as amended and restated to date, which can be found at www.intuitivesurgical.com or, without charge, from our Corporate Secretary at the address above.
In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the our proxy materials for up to 25% of the total number of directors then serving. Notice of proxy access director nominations for the 2019 Annual Meeting of Stockholders must be delivered to our Corporate Secretary at our principal executive offices at the address noted above no earlier than December 20, 2018 and no later than the close of business on January 19, 2019. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that an eligible stockholder or stockholders intend to present at the 2019 Annual Meeting of Stockholders and must otherwise be in compliance with our Bylaws.

DIRECTORS AND CORPORATE GOVERNANCE
General Information
The Board has nine authorized seats. All of the existing directors have been nominated for election at the Annual Meeting to serve a one-year term expiring at the 2019 Annual Meeting of Stockholders or until a successor has been elected and qualified.
The Bylaws permit a stockholder, or group of up to 20 stockholders, owning 3% or more of the Company’s common stock continuously for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, director candidates constituting up to 25% of the Board, provided that the stockholder (or group) and each nominee satisfy the requirements specified in the Bylaws.
The Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for a director will be elected to the Board if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. The majority voting standard would not apply, however, if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.
The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the nine nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for such nominee, if any, as may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.
Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises, technology and innovation leadership, and healthcare. In these positions, they have also gained industry knowledge and significant and diverse management experience, including with respect to strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of the directors also have experience serving as executive officers, or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. Other directors have significant academic and research experience and bring unique perspectives to the Board. The biographies below describe the skills, qualities, attributes, and experiences of each of the directors that, among other things, led the Board to recommend them for election.
The Governance and Nominating Committee of the Board and the Board believe the skills, qualities, attributes, and experiences of its current directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of the Company and represent the best interests of the Company’s stockholders.
The names of the directors being nominated for election, their ages as of February 15, 2018, and certain other information about them are set forth below:

Name of Director	Age	Principal Occupation	Director Since
Craig H. Barratt, Ph.D.	55	President and Chief Executive Officer of Barefoot Networks, Inc.	2011
Michael A. Friedman, M.D.	74	Emeritus Cancer Center Director, City of Hope	2015
Gary S. Guthart, Ph.D.	52	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009
Amal M. Johnson	65	Former Executive Chairman of the Board, Author-IT, Inc.	2010
Keith R. Leonard, Jr.	56	Chief Executive Officer, Unity Biotechnology, Inc.	2016
Alan J. Levy, Ph.D.	80	Former Chief Executive Officer of Chrono Therapeutics Inc.	2000
Jami Dover Nachtsheim	59	Former Corporate Vice President of the Sales and Market Group and Director of Worldwide Marketing, Intel Corporation	2017
Mark J. Rubash	60	Chief Financial Officer Emeritus - Strategic Advisor, Eventbrite, Inc.	2007
Lonnie M. Smith	73	Chairman of the Board and Former Chief Executive Officer, Intuitive Surgical, Inc.	1997
The principal occupations, positions, and directorships for at least the past five years of the nominees for director, as well as certain information regarding their individual experiences, qualifications, attributes, and skills that led the Board to conclude that they should serve on the Board, are described below. There are no family relationships among any of our director nominees or executive officers.

Nominees for Director
Craig H. Barratt, Ph.D. has been a member of our Board since April 2011. Dr. Barratt has been the President and Chief Executive Officer of Barefoot Networks, Inc., a computer networking company, since April 2017. He held several different roles at Google, Inc., an Internet company, from June 2013 to January 2017, including Senior Vice President, Access and Energy and Advisor. He previously served as President of Qualcomm Atheros, the networking and connectivity subsidiary of Qualcomm Inc. (“Qualcomm”), a mobile technology company, from May 2011 to February 2013. He served as President, Chief Executive Officer and a director of Atheros Communications, Inc., a fabless semiconductor company, from 2003 until its 2011 acquisition by Qualcomm. Prior to joining Atheros as Vice President of Technology in 2002, Dr. Barratt held a number of positions at ArrayComm, Inc., a company specializing in multi-antenna signal processing. Dr. Barratt holds Ph.D. and Master of Science degrees from Stanford University, as well as a Bachelor of Engineering degree in electrical engineering and a Bachelor of Science degree in pure mathematics and physics from the University of Sydney in Australia. Dr. Barratt is a co-inventor of a number of U.S. patents in fields including wireless communications and medical imaging and has co-authored a book on linear controller design.
If Dr. Barratt is re-elected to the Board at the 2018 Annual Meeting of Stockholders, Dr. Barratt is expected to be elected by the independent members of the Board, following the recommendation of the Governance and Nominating Committee, as independent lead director (“Lead Director”) effective as of the conclusion of the 2018 Annual Meeting of Stockholders. Dr. Barratt’s qualifications to serve on our Board, including as Lead Director, include his leadership roles at various high growth technology companies.
Michael A. Friedman, M.D. has been a member of our Board since July 2015. Dr. Friedman currently serves as the Emeritus Cancer Center Director at City of Hope, a leading cancer research, treatment and education institution. Dr. Friedman was the President and Chief Executive Officer of City of Hope from May 2003 to December 2013 and holder of the Irell & Manella Cancer Center Director’s Distinguished Chair. Before leading City of Hope, from September 2001 until April 2003, Dr. Friedman held the position of Senior Vice President of Research and Development, Medical and Public Policy, for Pharmacia Corporation and, from July 1999 until September 2001, was a Senior Vice President of Searle, a subsidiary of Monsanto Company. From 1995 until June 1999, Dr. Friedman served as Deputy Commissioner for Operations for the Food and Drug Administration (“FDA”), and was Acting Commissioner and Lead Deputy Commissioner from 1997 to 1999. Dr. Friedman has also served on the Board of Directors of MannKind Corporation since December 2003, Celgene Corporation since February 2011, and Smith & Nephew plc since April 2013. Dr. Friedman holds a Bachelor of Arts degree, magna cum laude, from Tulane University, and a Doctorate in Medicine from the University of Texas. He is board certified in internal medicine and medical oncology.
Dr. Friedman brings to the Board extensive operational and leadership experience, including from his service as a deputy and acting commissioner of the FDA.
Gary S. Guthart, Ph.D. joined Intuitive Surgical in April 1996. In July 2007, Dr. Guthart was promoted to President and in January 2010, he was appointed as Chief Executive Officer. Prior to that, in February 2006, Dr. Guthart assumed the role of Chief Operating Officer. Prior to joining Intuitive Surgical, Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formerly Stanford Research Institute). Dr. Guthart has served on the Board of Directors of Illumina, Inc. since December 2017 and previously served on the Board of Directors of Affymetrix, Inc. from May 2009 until its acquisition by Thermo Fisher Scientific Inc. in March 2016. He received a B.S. in Engineering from the University of California, Berkeley and an M.S. and a Ph.D. in Engineering Science from the California Institute of Technology.
Dr. Guthart brings to the Board business, operating, financial, and scientific experience. His service as the Chief Executive Officer of Intuitive Surgical enables the Board to perform its oversight function with the benefits of management’s perspectives on the business.
Amal M. Johnson has been a member of our Board since April 2010. Ms. Johnson has served on the Board of Directors of Essex Property Trust, Inc. since February 2018. From March 2012 to December 2017, Ms. Johnson was a member of the Board of Directors of Author-IT, Inc. (“Author-IT”), a Software as a Service (“SaaS”) private company that provides a platform for creating, maintaining, and distributing single-sourced technical content, and Executive Chairman from March 2012 to October 2016. Prior to joining Author-IT, Ms. Johnson led MarketTools, Inc. (“MarketTools”), a SaaS company as Chief Executive Officer from 2005 to 2008, and then as Chairman of the Board until the company was acquired in January 2012. Prior to MarketTools, Ms. Johnson was a general partner at Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson also held various positions at Baan Company N.V., including as President of Baan Supply Chain Solutions, President of Baan Affiliates, and President of Baan Americas, from October 1994 to January 1999. Prior to that, Ms. Johnson served as President of ASK Manufacturing Systems from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993. Ms. Johnson holds a Bachelor of Arts in Mathematics from Montclair State University and studied Computer Science at Stevens Institute of Technology Graduate School of Engineering. Ms. Johnson has served on the Board of Directors of CalAmp since December 2013 and Mellanox Technologies, Ltd. since October 2006.

Ms. Johnson brings to the Board her leadership and operational experience, including from her service as the Chairman of the Board of Directors and Chief Executive Officer of a technology company.
Keith R. Leonard, Jr. has been a member of our Board since January 2016. Mr. Leonard has more than 20 years of experience in the pharmaceutical industry and currently is the Chief Executive Officer and a member of the Board of Directors of Unity Biotechnology, Inc. since January 2016. Mr. Leonard served as President, Chief Executive Officer and a member of the Board of Directors of Kythera Biopharmaceuticals, Inc., a biopharmaceutical company that he co-founded, that focused on discovering, developing, and commercializing drugs for the aesthetic medicine market, from 2005 until its acquisition by Allergan plc in October 2015. From 1991 to 2004, Mr. Leonard held various positions at Amgen Inc., most recently as Senior Vice President and General Manager of Amgen Europe where he was responsible for all commercial operations in 28 European countries. Mr. Leonard received a B.S. in Engineering from the University of California, Los Angeles, a B.A. in History from the University of Maryland, an M.S. in Engineering from the University of California, Berkeley, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. Mr. Leonard served on the Board of Directors of Anacor Pharmaceuticals, Inc. from June 2014 to June 2016. Mr. Leonard also serves on the Board of Directors of several private companies.
Mr. Leonard’s qualifications to serve on our Board include his operational and leadership experience with public companies in the pharmaceutical industry.
Alan J. Levy, Ph.D. has been a member of our Board since February 2000 and has served as the Lead Director from April 2013. Dr. Levy was the Founder, Chairman and Chief Executive Officer of Chrono Therapeutics, a privately-held digital medicine company, from February 2014 to February 2018. From 2012 to 2017, he was a Senior Advisor at Frazier Healthcare Ventures, and also a Venture Partner from 2007 to 2012. From June 2010 to January 2013, he was the Chief Executive Officer of Incline Therapeutics, Inc., a novel drug/device company that was acquired by the Medicines Company in 2013. He served as Chairman of the Board of Directors of Northstar Neuroscience, Inc. (“Northstar Neuroscience”), a medical device company he co-founded, from 2007 to 2009. Prior to that, he was the President and Chief Executive Officer of Northstar Neuroscience from 1999 to 2007. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. Prior to joining Heartstream, Inc., he was President of Heart Technology, Inc. (“Heart Technology”), a medical device company that was acquired by Boston Scientific in 1995. Before joining Heart Technology, Dr. Levy was Vice President of Research and New Business Development and a member of the Board of Directors of Ethicon, a division of Johnson & Johnson. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University. Dr. Levy currently serves as a director of several private companies and not-for-profit organizations.
Dr. Levy’s qualifications to serve on our Board include his service as the Chief Executive Officer for three medical device companies and an understanding of physicians and other health care providers who are central to the use and development of our products.
Jami Dover Nachtsheim has been a member of our Board of Directors since April 2017. Ms. Nachtsheim served in a variety of positions with Intel Corporation from 1980 until her retirement in 2000, most recently as the Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing. Ms. Nachtsheim served on the Board of Directors of FEI Company from March 2010 until its acquisition by Thermo Fisher Scientific Inc. in September 2016. Ms. Nachtsheim also served on the Board of Directors of Affymetrix, Inc. from May 2009, and as Chairman starting January 2015, until its acquisition by Thermo Fisher Scientific Inc. in March 2016. Ms. Nachtsheim holds a B.A. in Business Management from Arizona State University. Ms. Nachtsheim has served as a member of the Board of Directors of several other public and private companies.
Ms. Nachtsheim’s qualifications to serve on our Board include her extensive experience in bringing high technology products to market and her long service as a board member of several public and private organizations. Her international experience provides useful insight to the Board's deliberations on a wide range of global business matters.
Mark J. Rubash has been a member of our Board since October 2007. Mr. Rubash is the Chief Financial Officer Emeritus - Strategic Advisor at Eventbrite, Inc. (“Eventbrite”), a privately-held e-commerce company. He was the Chief Financial Officer at Eventbrite from June 2013 to November 2016. Prior to Eventbrite, Mr. Rubash was Chief Financial Officer at Heartflow, Inc. (“Heartflow”), a privately-held medical diagnostic services company, which he joined in March 2012. Prior to Heartflow, Mr. Rubash was the Chief Financial Officer at Shutterfly, Inc. (“Shutterfly”), an Internet-based social expression and personal publishing company. Prior to joining Shutterfly in November 2007, Mr. Rubash was the Chief Financial Officer of Deem, Inc. (formerly Rearden Commerce), an eCommerce platform company, from August 2007 to November 2007 and previous to that, Mr. Rubash was a Senior Vice President at Yahoo! Inc. (“Yahoo!”) from February 2007 to August 2007. Prior to joining Yahoo!, Mr. Rubash held various senior positions at eBay Inc. from February 2001 to July 2005. Prior to that, Mr. Rubash was also an audit partner at PwC, where he was most recently the Global Leader for their Internet Industry Practice and Practice Leader for their Silicon Valley Software Industry Practice. Mr. Rubash received his B.S. in Accounting from California State University Sacramento. Mr. Rubash has served as a member of the Board of Directors and Chairman of the Audit Committee of Line 6 Corporation from April 2007 to January 2014 and has served as a member of the Board of Directors of IronPlanet, Inc. from March 2010 to May 2017 and iRhythm Technologies, Inc. since March 2016.
Mr. Rubash’s qualifications to serve on our Board include his experience with public company financial accounting matters and risk management.
Lonnie M. Smith has served on our Board since he joined Intuitive Surgical as Chief Executive Officer in June 1997, from Hillenbrand Industries where he was Senior Executive Vice President. Mr. Smith served as Chief Executive Officer of Intuitive Surgical from June 1997 to January 2010 and remained as an executive officer of Intuitive Surgical from January 2010 to January 2013. Mr. Smith joined Hillenbrand in 1978 and during his tenure there he was also a member of the Executive Committee, the Office of the President, and the Board of Directors. Mr. Smith has also held positions with The Boston Consulting Group and IBM Corporation. Mr. Smith received his B.S.E.E. from Utah State University and an M.B.A. from Harvard Business School. Mr. Smith served as a member of the Board of Directors of Tandem Diabetes Care, Inc. from January 2013 to December 2015 and has served as a member of the Board of Directors of several private companies.
Having been the Chief Executive Officer of the Company until 2009, Mr. Smith brings institutional knowledge of the Company’s business, structure, history, and culture to the Board and the Chairman position.
Board Size
The number of authorized directors constituting the full Board is currently set at nine. The Board evaluates the appropriateness of the size of the Board from time to time. In evaluating the size of the Board, the Board and the Governance and Nominating Committee consider a number of factors, including (i) resignations and retirements from the current Board; (ii) the availability of appropriate and qualified candidates; (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of knowledge, experience, skills, and expertise to ensure that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s business; and (iv) the goal of having an appropriate mix of inside and independent directors.
Nomination Process
The Governance and Nominating Committee identifies director nominees by reviewing the desired experience, mix of skills, and other qualities to assure appropriate Board composition, taking into consideration the current Board members and the specific needs of the Company and the Board.
The Governance and Nominating Committee will consider nominees recommended by stockholders, and any such recommendations should be sent to the Corporate Secretary in writing at the executive offices as identified in this Proxy Statement. Such recommendations should comply with the notice and other requirements set forth in the Bylaws, including but not limited to stating the following information:

•
the name and address of such nominating stockholder and the class or series and number of shares of securities of the Company that are, directly or indirectly, owned of record or beneficially owned by such stockholder;

•	whether the nominating stockholder intends to deliver a proxy statement and form of proxy to elect such nominee;

•	interests of the nominating stockholder required to be disclosed under the Bylaws;

•
all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required in a contested election (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, his or her respective affiliates and associates, on the other hand; and

•	a completed and signed questionnaire, representation, and agreement as provided in the Bylaws.
The Company will also request such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by Board members, management, or other parties.
In addition, the Bylaws permit certain of the Company's stockholders who have beneficially owned 3% or more of the outstanding common stock continuously for at least three years to submit nominations to be included in proxy materials for up to 25% of the total number of directors then serving. Notice of proxy access director nominations for the 2019 Annual Meeting of Stockholders must be delivered to the Corporate Secretary at the principal executive offices no earlier than December 20, 2018 and no later than January 19, 2019. The notice must be set forth the information required by the Bylaws with respect to each proxy access director nomination that an eligible stockholder or stockholders intend to present at the 2019 Annual Meeting of Stockholders and must otherwise be in compliance with the Bylaws.
The Governance and Nominating Committee evaluates director candidates based upon a number of criteria, including:

•	the desired experience, mix of skills, and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board;

•
the experience, knowledge, skills, and expertise of candidates, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on healthcare and medical device industries, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological, or global field;

•	diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to business experience, professional expertise, age, gender, and ethnic background;

•	personal and professional integrity, character, and business judgment of candidates; and

•	whether candidates are independent, including as determined by the independence requirements of the SEC and the NASDAQ Stock Market.
The Governance and Nominating Committee assesses the effectiveness of its approach to consideration of Board candidates as part of its evaluation of the Board’s composition to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties.
Board Responsibilities and Corporate Governance Guidelines
The Board’s primary responsibility is to exercise their business judgment in the best interests of the Company and its stockholders. The Board selects the Chief Executive Officer of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, the Board at least annually reviews the Company’s long-term strategy, long-term business plan, and an annual budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, external auditors, and outside advisors. With respect to the Board’s role in risk oversight of the Company, the Board discusses the Company’s risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them.
The Board has also adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. These guidelines serve as a framework for, among other things, the composition and selection of members of the Board, director orientation and continuing education, responsibilities of directors, conduct of Board meetings, structure and conduct of Board committees, succession planning and oversight of risk management. The Company's Corporate Governance Guidelines are available on its website at www.intuitivesurgical.com.
Board Leadership
The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Its commitment to independent oversight is demonstrated by the fact that all of its directors, except the President and Chief Executive Officer, are independent under the listing standards of the Nasdaq Stock Market. In addition, all of the members of the Board’s committees are independent under such standards. The Board acts independently of management and regularly holds independent director sessions of the Board without members of management present.
Mr. Smith is the Chairman of the Board and Dr. Guthart is the President and Chief Executive Officer, as well as a member of the Board. The Board has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time as it allows the Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing the Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the Board members and the Chief Executive Officer. The Chairman of the Board presides over all Board meetings and works with the Chief Executive Officer to develop agendas for Board meetings. The Chairman advises the Chief Executive Officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.
Since April 2013, Dr. Alan J. Levy served as the Lead Director. If Dr. Barratt is re-elected at the 2018 Annual Meeting of Stockholders, Dr. Barratt is expected to be elected by the independent members of the Board, following the recommendation of the Governance and Nominating Committee, as Lead Director.

The Lead Director is elected annually by a majority of the independent directors upon receiving a recommendation from the Governance and Nominating Committee. The Lead Director's responsibilities include, among others:

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	providing feedback from executive sessions of the independent directors at which the Chairman is not present, to the Chairman, the Company’s Chief Executive Officer and other senior management;

•	consulting with the Chairman as to an appropriate schedule of Board meetings;

•	approving meeting agendas for the Board; and

•
advising the Chairman as to the quality, quantity, and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties.

Board Committees
The Board has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The Board and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. The Board has delegated various responsibilities and authority to the Audit Committee, Compensation Committee, and Governance and Nominating Committee as described below. These committees regularly report on their activities and actions to the full Board. Each of these committees of the Board has a written charter approved by the Board which is available on our website at www.intuitivesurgical.com. The Board from time to time establishes additional committees to address specific needs.
During 2017, the Board held four meetings. Three meetings had all members of the Board attending. One member of the Board attended three out of the four meetings. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2017.
The following table reflects the current membership of each Board committee:

Committee Membership
Name	Audit Committee	Governance and Nominating Committee	Compensation Committee
Craig H. Barratt, Ph.D.		✓
Michael A. Friedman, M.D.	✓	✓
Amal M. Johnson			Chair
Keith R. Leonard, Jr.	✓
Alan J. Levy, Ph.D.		Chair	✓
Jami Dover Nachtsheim			✓
Mark J. Rubash	Chair
Audit Committee
The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation, and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee reviews and discusses with management and the independent registered public accounting firm the annual audited and quarterly financial statements (including the related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the annual report on Form 10-K and the quarterly reports on Form 10-Q), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the registered public accounting firm, and prepares the Audit Committee Report included in the Proxy Statement in accordance with rules and regulations of the SEC. The responsibilities and activities of the Audit Committee are described in further detail in the “Audit Committee Report” in this proxy statement and the Audit Committee’s charter, a copy of which can be found on the Company's website at www.intuitivesurgical.com.
During 2017, the Audit Committee consisted of Michael A. Friedman, M.D., Keith R. Leonard, Jr., Mark J. Rubash, and George Stalk, Jr., until Mr. Stalk retired from the Board on April 20, 2017. The Board has determined that all of the Audit Committee members meet the independence and experience requirements of the NASDAQ Stock Market and the SEC and that Mr. Rubash is an “audit committee financial expert” as defined under applicable rules of the SEC. In 2017, the Audit Committee met nine times. Two members of the Audit Committee attended all meetings. One member attended eight of the nine meetings and Mr. Stalk attended three of the five meetings held prior to his retirement from the Board.

Governance and Nominating Committee
The Governance and Nominating Committee is responsible for matters relating to the corporate governance of the Company and the nomination of members of the Board, the Lead Director, and committees thereof. The Board has determined that all of the Governance and Nominating Committee members meet the independence requirements of the NASDAQ Stock Market. The responsibilities and activities of the Governance and Nominating Committee are described in the Governance and Nominating Committee charter, a copy of which can be found on the Company's website at www.intuitivesurgical.com.
In 2017, the Governance and Nominating Committee met twice. All three members of the Governance and Nominating Committee attended both meetings.
Compensation Committee
The Compensation Committee reviews and approves all compensation programs applicable to executive officers of the Company, including salaries, bonuses, and equity compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and sets the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee approves any new compensation plan or any material change to an existing compensation plan whether or not subject to stockholder approval and makes recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans subject to stockholder approval. The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation and inclusion of the Compensation Discussion and Analysis (“CD&A”) included in the annual proxy statements.
The Board has determined that all of the Compensation Committee members meet the independence requirements of the NASDAQ Stock Market and the SEC. In 2017, the Compensation Committee met three times and all members of the Compensation Committee attended those meetings while serving on the Compensation Committee. The Compensation Committee operates under a charter that can be found on the Company's website at www.intuitivesurgical.com.
Compensation Committee Interlocks and Insider Participation
During 2017, the Compensation Committee consisted of Amal M. Johnson, Keith R. Leonard, Jr., until the election of Jami Dover Nachtsheim to the Board in April 2017 and replacing Mr. Leonard on the Compensation Committee, and Alan J. Levy, Ph.D., none of whom is a present or former officer or employee of the Company. In addition, during 2017, none of the Company's officers had an “interlock” relationship, as that term is defined by the SEC.
Attendance at the Annual Meeting
The Company encourages, but does not require, its Board members to attend each Annual Meeting of Stockholders. All members of the Board attended the 2017 Annual Meeting of Stockholders.

COMPENSATION FOR DIRECTORS
Director Compensation Table
In 2017, the Company effected a three-for-one stock split. All share and per share information presented in this Proxy Statement have been adjusted to reflect the stock split.
The following Director Compensation Table sets forth summary information concerning the compensation paid to the Company's non-employee directors for the year ended December 31, 2017, for services to the Company.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Craig H. Barratt, Ph.D.	$64,000	$139,271	$85,926	$289,197
Michael A. Friedman, M.D.	$74,000	$139,271	$85,926	$299,197
Amal M. Johnson	$80,000	$139,271	$85,926	$305,197
Keith R. Leonard, Jr.	$73,000	$139,271	$85,926	$298,197
Alan J. Levy, Ph.D.	$79,000	$164,519	$101,276	$344,795
Jami Dover Nachtsheim	$49,500	$139,271	$85,926	$274,697
Mark J. Rubash	$83,000	$139,271	$85,926	$308,197
George Stalk, Jr. (2)	$35,000	$—	$—	$35,000
Lonnie M. Smith	$60,000	$164,519	$101,276	$325,795

(1)
The amounts in these columns represent the grant date fair value of options to purchase shares of the Company's common stock and restricted stock units ("RSUs") granted to non-employee directors in 2017, determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 (“ASC 718”). See Equity Compensation below for details of equity grants to non-employee directors. The RSUs had a grant date fair value of $271.48 per RSU and the exercise price for stock options was $271.48 per share, in each case, based on the closing trading price of the Company’s common stock reported by NASDAQ on the date of grant. See Note 9 of the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K filed on February 2, 2018, for a discussion of all assumptions made by the Company in the valuation of the equity awards.

(2)	Mr. Stalk retired from the Board on April 20, 2017.
The table below sets forth the aggregate number of shares of the Company's common stock subject to options outstanding as well as the number of outstanding RSUs held by non-employee directors as of December 31, 2017.

Name	Number of Shares of Common Stock Underlying Options Outstanding	Number of Shares of Common Stock Underlying Options Exercisable	Number of Shares of Common Stock Subject to Outstanding RSUs
Craig H. Barratt, Ph.D.	21,822	20,277	513
Michael A. Friedman, M.D.	4,251	1,786	1,488
Amal M. Johnson	33,072	31,527	513
Keith R. Leonard, Jr.	1,545	—	513
Alan J. Levy, Ph.D.	19,476	17,655	606
Jami Dover Nachtsheim	1,545	—	513
Mark J. Rubash	9,822	8,277	513
Lonnie M. Smith	34,800	32,979	606
The Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Employee directors are not compensated for Board services in addition to their regular employee compensation.
Annual cash compensation: During 2017, the non-employee members of the Board received the following cash compensation: (1) an annual retainer for each member of the Board of $60,000; (2) additional annual retainers for services as a committee chairperson ($23,000 for Audit Committee, $20,000 for Compensation Committee, and $13,000 for Governance and Nominating Committee); and (3) additional annual retainers for services as a committee member ($10,000 for Audit Committee, $6,000 for Compensation Committee, and $4,000 for Governance and Nominating Committee). Each director’s cash compensation was pro-rated for the time served by such director on the Board and any committees.
The cash compensation program for non-employee directors in 2018 is the same as described above for 2017.
Equity Compensation: The terms of the 2000 Non-Employee Directors’ Stock Option Plan provide for automatic non-discretionary grants of stock options to non-employee directors, and the terms of the 2010 Incentive Award Plan provide discretionary authority to the Board to grant equity awards, including RSUs, to non-employee directors, and to determine the number of shares of the Company's common stock underlying, and the other terms and conditions of, such awards.
The table below sets forth the value of the annual equity awards granted to non-employee directors at the 2017 Annual Meeting.

Directors	2017 RSU Value (1)	2017 Stock Option Value (2)
Chairman of the Board	$165,000	$165,000
Lead Director	$165,000	$165,000
Members of the Board	$140,000	$140,000

(1)	The number of RSUs granted is determined by taking the RSU Value and dividing by the closing trading price of the Company’s common stock reported by NASDAQ on the date of grant.

(2)
The number of shares underlying the options granted to purchase the Company's common stock is determined by taking the Stock Option Value and dividing by one-third of the closing trading price of the Company’s common stock reported by NASDAQ on the date of grant; provided that in no event shall the number of shares underlying the option exceed the number of shares underlying the 2015 annual option grant.

The equity grants vest fully on the earlier of first anniversary of the date of grant or the next annual meeting of stockholders, subject to continued service through such vesting date. New non-employee directors receive a pro-rated equity grant based on the number of months remaining between appointment date and the expected date of the next annual grant.
The equity compensation program for our non-employee directors for 2018 is similar to the program described above for 2017, except that the 90 calendar-day average closing trading price of the Company's common stock reported by NASDAQ through the date of grant will be used to determine the number of shares granted.
Non-Employee Directors’ Compensation Limit: In February 2018, the Board approved that the aggregate grant date fair value (computed as of the applicable grant date) of total equity compensation (consisting of stock options, restricted stock units and any other equity compensation) to any non-employee director in any calendar year in respect of such director’s service as a member of the Board or any committee of the Board during such year shall not exceed $750,000. The Board determined that imposing such a limit is in the best interests of the Company and stockholders.
Stock Ownership Guidelines: We believe that stock ownership by the members of the Board is important to link the risks and rewards inherent in stock ownership of these individuals and the Company's stockholders. In January 2015, the Board adopted director stock ownership guidelines that require each non-employee director to maintain beneficial ownership of shares of the Company's common stock with a value equal to four times his or her aggregate annual cash retainer for serving as a member of the Board, not including any meeting fees, incentive awards, or committee, chair, or other similar retainers. These mandatory ownership guidelines are intended to create a clear standard that encourages directors to remain invested in the performance of the Company's stock price.
For the purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: shares owned outright by, or held in trust for the benefit of, the director or his or her spouse or children; shares held through a fund or other entity as to which the director has control; shares of the Company's common stock, stock units or other stock equivalents obtained through the exercise of stock options or vesting of Company equity awards; vested equity awards granted under our equity plans; and other stock or stock equivalent awards determined by the Compensation Committee. Each non-management director has five years from the date he or she becomes subject to the stock ownership guidelines to come into compliance with the guidelines.

The minimum required level of ownership is as follows:

Directors	Minimum Required Level of Stock Ownership Required at Deadline	Stock Ownership Deadline	Currently at Ownership Requirement Level
Craig H. Barratt, Ph.D.	$240,000	1/29/2020	Yes
Michael A. Friedman, M.D.	$240,000	7/23/2020	Yes
Amal M. Johnson	$240,000	1/29/2020	Yes
Keith R. Leonard, Jr.	$240,000	1/28/2021	No
Alan J. Levy, Ph.D.	$240,000	1/29/2020	Yes
Jami Dover Nachtsheim	$240,000	4/20/2022	No
Mark J. Rubash	$240,000	1/29/2020	Yes
Lonnie M. Smith	$240,000	1/29/2020	Yes

EXECUTIVE OFFICERS OF THE COMPANY
The Company’s executive officers and their ages as of February 15, 2018, are as follows:

Name	Age	Position
Gary S. Guthart, Ph.D.	52	President and Chief Executive Officer
Salvatore J. Brogna	63	Executive Vice President and Chief Operating Officer
Myriam J. Curet, M.D.	61	Executive Vice President and Chief Medical Officer
David J. Rosa	50	Executive Vice President and Chief Commercial Officer
Mark J. Meltzer	68	Senior Vice President, General Counsel, and Chief Compliance Officer
Marshall L. Mohr	62	Senior Vice President and Chief Financial Officer
Jamie E. Samath	47	Vice President, Corporate Controller, and Principal Accounting Officer
The principal occupations and positions for at least the past five years of the executive officers named above are as follows:
Gary S. Guthart, Ph.D. Please see “Directors and Corporate Governance” section above.
Salvatore J. Brogna joined Intuitive Surgical as Director, Mechanical Engineering, in October 1999 and was promoted to Vice President, Engineering in July 2005. In August 2010, Mr. Brogna was appointed as Senior Vice President, Product Development. In June 2015, Mr. Brogna was promoted to the position of Executive Vice President, Product Operations. In November 2017, Mr. Brogna was promoted to the position of Executive Vice President and Chief Operating Officer. Prior to joining Intuitive Surgical, Mr. Brogna led design and development of complex robotic systems at Adept Technology and at Unimation. Mr. Brogna is a graduate of Clarkson University where he earned a B.S. and an M.S. in Mechanical Engineering.
Myriam J. Curet, M.D. joined Intuitive Surgical in December 2005 as Chief Medical Advisor. In February 2014, Dr. Curet was promoted to the position of Senior Vice President and Chief Medical Officer. In November 2017, Dr. Curet was promoted to the position of Executive Vice President and Chief Medical Officer. Dr. Curet also held a faculty position as Professor of Surgery at Stanford University. Since October 2010, she has served as a Consulting Professor of Surgery at Stanford University with a part time clinical appointment at the Palo Alto Veteran's Administration Medical Center. Dr. Curet received her M.D. from Harvard Medical School and completed her general surgery residency program at the University of Chicago. She then worked for the Indian Health Service for four years before finishing her Surgical Endoscopy fellowship at the University of New Mexico. She was on the faculty at the University of New Mexico for six years prior to joining the Stanford University Department of Surgery in 2000.
David J. Rosa joined Intuitive Surgical in March 1996 and has held leadership positions in engineering, clinical development, marketing and product development. In April 2011, Mr. Rosa was promoted to the position of Senior Vice President, Emerging Procedures & Technology and transitioned to the position of Senior Vice President, Scientific Affairs. In August 2014, Mr. Rosa was promoted to the position of Executive Vice President and Chief Scientific Officer. In June 2015, Mr. Rosa was appointed as Executive Vice President and Chief Commercial Officer. Prior to joining Intuitive Surgical, Mr. Rosa contributed to the development of trans-esophageal transducers for Acuson Corporation. Mr. Rosa graduated magna cum laude with a B.S. in Mechanical Engineering from California Polytechnic University at San Luis Obispo. He also holds a Master of Science in Mechanical Engineering from Stanford University.
Mark J. Meltzer joined Intuitive Surgical in December 2007. Prior to joining Intuitive Surgical, Mr. Meltzer served as General Counsel of FoxHollow Technologies Inc. ("FoxHollow") from October 2004 to December 2007. Prior to FoxHollow, Mr. Meltzer served as General Counsel for Epicor Medical Inc. and Ventritex Inc. Mr. Meltzer graduated cum laude from UC Berkeley with a B.S. in Electrical Engineering. He received his J.D. from UC Hastings where he served on the law review. Mr. Meltzer, a registered patent attorney, was appointed as a special master in federal court where he assisted in the evaluation and administration of complex patent cases. Mr. Meltzer has tried cases to juries and has argued before the Ninth Circuit Court of Appeals. His pro bono work has included the representation of indigents and non-profits before courts and administrative agencies and volunteer service in federal anti-poverty programs. In October 2017, Mr. Meltzer announced that he intends to retire on July 1, 2018, but plans to continue to serve as an advisor to the Company on a part-time basis following his retirement. Kara Andersen Reiter, who has served as the Company’s Vice President, Assistant General Counsel, since January 2015, will succeed Mr. Meltzer as General Counsel and Chief Compliance Officer.
Marshall L. Mohr joined Intuitive Surgical in March 2006. Prior to that, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. ("Adaptec"). Prior to joining Adaptec in July 2003, Mr. Mohr was an Audit Partner with PwC where he was most recently the Managing Partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his B.B.A. in Accounting and Finance from Western Michigan University. Mr. Mohr serves on the boards of directors of Plantronics, Inc. and Pacific Biosciences of California, Inc.
Jamie E. Samath joined Intuitive Surgical in April 2013 as Vice President and Corporate Controller. In October 2013, Mr. Samath was appointed to the position of Principal Accounting Officer. Prior to joining Intuitive Surgical, Mr. Samath was the Vice

President Finance and Corporate Controller at Atmel Corporation ("Atmel"), a semiconductor company from October 2011 to April 2013 and served as its Principal Accounting Officer from December 2011 to April 2013. Prior to joining Atmel, Mr. Samath served in various finance roles at National Semiconductor Corporation ("National Semiconductor") (acquired by Texas Instruments Incorporated in September 2011) from February 1991 to September 2011. From June 2005 to June 2010, Mr. Samath was the Principal Accounting Officer and Corporate Controller for National Semiconductor and from June 2010 to September 2011, Vice President, Principal Accounting Officer and Corporate Controller for National Semiconductor. Mr. Samath received his B.A. in Business Studies from London Metropolitan University and is a Certified Public Accountant (inactive).

EXECUTIVE COMPENSATION
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.
Compensation Committee Report
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Members of the Compensation Committee

Amal M. Johnson (Chairman)	Alan J. Levy, Ph.D.	Jami Dover Nachtsheim

Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for 2017, and what we believe to be the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid to, awarded to and earned by our NEOs (as described below) and places in perspective the data presented in the compensation tables and accompanying narrative below.
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as our NEOs:

•	Gary S. Guthart, Ph.D., our President and Chief Executive Officer;

•	Salvatore J. Brogna, our Executive Vice President and Chief Operating Officer;

•	Myriam J. Curet, M.D., our Executive Vice President and Chief Medical Officer;

•	David J. Rosa, our Executive Vice President and Chief Commercial Officer; and

•	Marshall L. Mohr, our Senior Vice President and Chief Financial Officer.
In November 2017, Mr. Brogna was promoted to our Executive Vice President and Chief Operating Officer from his prior position as our Executive Vice President, Product Operations, and Dr. Curet was promoted to our Executive Vice President and Chief Medical Officer from her prior position as Senior Vice President and Chief Medical Officer. During 2017, Dr. Curet’s employment with the Company was at 80% part-time and her compensation reflected this.
Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers during 2017.
Executive Summary
The primary objective of our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executives who will provide leadership to make surgery more effective, less invasive, and easier on surgeons, patients, and their families. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. The Compensation Committee oversees our executive compensation program and determines the compensation of our executive officers, including our NEOs. We believe our executive compensation program effectively aligns the interests of our NEOs with our objective of creating sustainable long-term value.
2017 Financial Highlights
In 2017, we continued to grow the number of procedures performed worldwide using our products. In the U.S., the procedure growth was largely attributable to growth in general surgery procedures as well as moderate growth in more mature gynecologic and urologic procedures. International procedure growth was primarily driven by continued growth in prostatectomy and earlier stage growth in kidney cancer procedures, general surgery, and gynecology.

Measure (Amounts in millions, except procedures)	Fiscal 2017	Fiscal 2016	Percentage Change
Revenue	$3,128.9	$2,704.4	16%
Worldwide procedures	877,000	753,000	16%
Income from operations	$1,054.6	$945.2	12%
Non-GAAP income from operations (*)	$1,307.6	$1,153.5	13%
Net income (**)	$660.0	$735.9	(10)%
Non-GAAP net income (*)	$1,045.9	$878.7	19%
Cash, cash equivalents, and investments	$3,846.5	$4,837.9	(20)%
Repurchases and retirement of common stock	$2,274.0	$42.5	5,251%

(*) Non-GAAP Financial Measures. Non-GAAP adjusted measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with U.S. GAAP. See Exhibit A to this proxy statement for more information about these non-GAAP financial measures and for a reconciliation of these non-GAAP measures to the most comparable GAAP measures.
(**) In fiscal 2017, the Tax Cuts and Jobs Act was enacted on December 22, 2017, which resulted in an income tax expense of $317.8 million primarily related to a one-time deemed repatriation tax on undistributed foreign earnings and the revaluation of deferred taxes due to a reduction of the U.S corporate income tax rate.
Executive Compensation Highlights
Consistent with our business results, the Compensation Committee took the following actions with respect to the 2017 compensation of the NEOs:

•
Annual Cash Incentive Bonuses. The Corporate Incentive Program (the “CIP”), our annual performance-based cash incentive program, for our NEOs was funded at 110.1% and paid out in February 2018. The CIP was funded based on our actual level of achievement as measured against a pre-established adjusted operating income goal and strategic Company performance goals. See the section entitled “Annual Performance-Based Cash Bonuses” below for a detailed discussion of the CIP.

•
Base Salary. Base salaries were increased between 3% and 4% for our NEOs, except that in connection with their promotions, base salaries were increased by approximately 10% for Mr. Brogna and Dr. Curet as compared to their 2016 base salaries. These base salary increases took into consideration the competitive market for executive talent, Company performance, and the other factors described in the section entitled “Executive Compensation Elements” below.

•
Equity Awards. The Compensation Committee granted equity awards in the form of options to purchase shares of our common stock and RSUs. The size of each grant was based on several factors including managing the Company’s burn rate, reducing our equity overhang in the long run, maintaining our ability to compete for outstanding talent, maintaining our corporate compensation philosophies, and the executive officer’s experience and performance.

Results of Stockholder Advisory Vote on Executive Compensation
At our 2017 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2016 compensation of our then NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2016 compensation of our-then NEOs, with approximately 96% of the votes cast voted in favor of the proposal. The Compensation Committee took the results of this Say-on-Pay vote into consideration when making compensation decisions following the 2017 Annual Meeting of Stockholders.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our executive officers, including our NEOs. Accordingly, no significant design changes were made to the executive compensation program due to the 2016 Say-on-Pay vote. Further, any design changes resulting from the Say-on-Pay vote would not typically affect compensation until the following fiscal year due to the timing of our Annual Meeting of Stockholders relative to the Compensation Committee meeting at which compensation decisions are made.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs.
Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our NEOs conducted at our 2017 Annual Meeting of Stockholders, our Board determined that we will hold Say-on-Pay votes on an annual basis.
Pay for Performance
We believe our executive compensation program is closely aligned with stockholders’ interests. While base salary and an annual performance-based cash bonus opportunity incentivize the achievement of shorter-term goals, our long-term equity awards in the form of options to purchase shares of our common stock, which are typically subject to either a 4-year or 3.5-year vesting requirement and a 10-year term, and RSUs that are settled in shares of our common stock, which are typically subject to a 4-year vesting requirement, represent a longer-term compensation structure that promotes retention and continuous commitment to the operating results of the Company. We further believe this compensation mix rewards each executive officer for their individual contributions to the Company, both present and future. At this phase in our growth cycle, a majority of the annual direct compensation of our executive officers is directly tied, through the use of stock options and RSUs, to the growth in the value of our common stock. To illustrate this point, the following chart displays the historical relationship between the annual total direct compensation of our Chief Executive Officer, and the changes in stockholder value as reflected by the percentage change in value of the market price of our common stock.
For illustration purposes, our Chief Executive Officer's annual total direct compensation consists of base salary paid, annual performance-based cash bonus earned, and the grant date fair value of his long-term equity awards (including stock options and RSUs) granted in the following year. The chart assumes a like number of stock options to the February 15, 2018 grant will be granted on August 15, 2018 using the same Black-Scholes fair value as of February 15, 2018. Our stock return is calculated based on the closing market price of our common stock on the date of the fiscal year end. The stock return is indexed to 2013 such that it represents the stock price percentage change over the 2013 fiscal year end price of $128.03, and our Chief Executive Officer’s annual total direct compensation is similarly indexed to his 2013 annual total direct compensation.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2017:

•
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who we believe have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•
Independent Compensation Committee Adviser. The Compensation Committee engaged its own independent compensation consultant to assist with its 2017 compensation review. In 2017, other than its work for our Compensation Committee, this consultant performed no consulting or other services for the Company.

•
Biennial Executive Compensation Review. The Compensation Committee conducts a biennial review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	No Employment Agreements. We do not have employment agreements with any of our executive officers. All executive officers are employed “at will.”

•
Compensation At-Risk. Our executive compensation program is designed so a significant portion of compensation is “at risk” based on corporate performance, including equity-based compensation, to align the interests of our executive officers and stockholders.

•
No Executive Retirement Plans. Currently, we do not offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers that are not otherwise available on the same basis to our other full-time employees.

•	No Executive Perquisites. We do not provide any perquisites or other personal benefits to our executive officers that are not otherwise available on the same basis to our other full-time employees.

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any element of executive compensation.

•
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits pursuant to the Company-wide change in control plan are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive officers and members of our Board.

•	Equity Plan Policies and Practices

•	No Repricing. All of the Company’s equity plans expressly prohibit stock option repricing without shareholder approval.

•
No Buyout of Underwater Options. All of the Company's active equity plans also expressly prohibit the Company from buying out stock options whose exercise price exceeds the fair market value of our common stock, often referred to as underwater options, for cash.

•
No Liberal Recycling of Shares. All of the Company's active equity plans prohibit the liberal recycling of shares or underlying awards granted under these plans. This means that the number of shares reserved for issuance under the plans is an accurate reflection of the size of the awards we actually issue and is not inflated by the add back of any portion of the awards that may be withheld to pay exercise prices or taxes.

•	No Automatic Single Trigger Vesting of Awards. None of the Company’s active equity plans provide for automatic acceleration of equity awards upon a change in control of the Company.

•	Hedging and Pledging Prohibited. We prohibit our employees and members of our Board from hedging or pledging any Company securities.

•	Succession Planning. We review the risks associated with key executive officer positions and endeavor to ensure adequate succession plans are in place.

Executive Compensation Philosophy
Goal of Executive Compensation Program
The primary objective of our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executives who will provide leadership to make surgery more effective, less invasive, and easier on surgeons, patients, and their families. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders.
We employ a “team-based” approach to compensating our executive officers, which is predicated on two principles.

•
Each executive officer must demonstrate exceptional individual performance to remain a part of our executive team. We believe that executive officers who underperform should be removed from our executive team and have their compensation adjusted accordingly, or be dismissed from the Company.

•	Each executive officer must contribute as a member of the team to our overall success rather than merely achieve specific objectives within his or her area of responsibility.
As a result of this team-based approach, the Compensation Committee carefully considers the relative compensation levels among all members of the executive team. Accordingly, our executive compensation program is designed to be internally consistent and equitable to further the Company’s success. As reflected in the discussion below, the differences in the amounts awarded to each of our executive officers, including our NEOs, relate primarily to the experience, responsibilities, and performance of each individual executive officer, and differing market practices for compensation in each executive officer’s function.
Compensation Mix
Historically, we relied on long-term equity awards in the form of options to purchase shares of our common stock to attract, motivate, and retain an outstanding management team and to ensure a strong connection between our executive compensation program and the long-term interests of our stockholders. We believe stock options are an effective compensation element for attracting entrepreneurial, creative executive officers that rewards stockholder value creation. This is because our executive officers realize value from their stock options only when the market price of our common stock increases over time. By ensuring that our executive officers have a significant portion of their potential compensation tied to long-term stock price performance, we are able to closely align the interest of our executive officers with the interests of our stockholders.
Beginning in 2014, we added RSUs to our long-term equity award portfolio. We believe that a mix of stock options and RSUs enable us to effectively compete for talent in the marketplace while continuing to align the interests of our executive officers to the interests of our stockholders and reducing our equity burn rate and overhang. We weigh the target total direct compensation opportunities of our executive officers more towards long-term equity awards rather cash compensation.

In 2017, the value of long-term equity awards for the NEOs represented the majority of their total direct compensation opportunities, as illustrated by the following charts:
The total cash compensation (the sum of base salary and annual performance-based cash bonus) of our Chief Executive Officer for 2017 represented approximately 31% of his total direct compensation (the sum of total cash compensation earned and the grant date fair value of long-term equity awards granted) in 2017, as reflected in the Summary Compensation Table, while his total equity compensation represented approximately 69% of his total direct compensation.

For the reasons explained above, we place less emphasis on total cash compensation (the sum of base salary and annual performance-based cash bonus) than on long-term equity awards. Accordingly, the total cash compensation of our other NEOs, excluding our Chief Executive Officer, for 2017 represented approximately 28% of their total direct compensation (the sum of total cash compensation earned and the grant date fair value of long-term equity awards) in 2017, as reflected in the Summary Compensation Table, while their total equity compensation represented approximately 72% of their total direct compensation.
Executive Compensation Process
Role of Compensation Committee
The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various equity plans. Each member of the Compensation Committee is (i) an “independent” director under the requirements of the NASDAQ Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code (the “Code”), and (iii) a “non-employee” director within the meaning of Exchange Act Rule 16b-3. The Compensation Committee has adopted a written charter approved by our Board, which is available on our website at www.intuitivesurgical.com/company/governance.html.
The Compensation Committee approves the compensation of our executive officers, including our NEOs (other than Dr. Guthart), based on its evaluation of their individual performance, as well as Dr. Guthart’s recommendations related to the executive officers who report to him. At the Compensation Committee’s request, Dr. Guthart reviews with the Compensation Committee the performance of each of the other executive officers, including each of our other NEOs. The Compensation Committee gives considerable weight to Dr. Guthart’s evaluations of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. The Compensation Committee, after considering the recommendations of Dr. Guthart as well as the factors noted below, then determines whether the recommended changes in each executive officer’s compensation, if any, are appropriate.
Each year, the Compensation Committee reviews the performance of Dr. Guthart to determine whether to make any changes in his compensation. Following its approval of any changes to his compensation, the Compensation Committee presents such changes to the independent members of our Board for review and ratification.

Role of Executive Officers
The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. In addition, Dr. Guthart participates in Compensation Committee meetings, providing input from our executive team on organizational structure, executive development, and financial analysis. As described above, Dr. Guthart also provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding cash and equity compensation for our executive officers and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.
Role of Compensation Consultant
In 2017, the Compensation Committee directly retained the services of Compensia, Inc. (“Compensia”), a national executive compensation consulting firm, to assist it in fulfilling its duties and responsibilities.
Compensia does not provide any services to the Company other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NASDAQ Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.
Competitive Positioning
While the Compensation Committee does not establish compensation levels based solely on a review of competitive market data, it believes that such data is a useful tool in its deliberations as it recognizes that our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate, and retain qualified executive officers. Generally, the Compensation Committee reviews our executive compensation relative to the competitive market (based on an analysis of the compensation policies and practices of a select group of peer companies) every two years. For this purpose, the Compensation Committee uses competitive market data drawn from a compensation peer group to consider all aspects of executive compensation.
In 2017, the Compensation Committee directed Compensia to assist with updating our compensation peer group and assessing the competitiveness of our executive compensation program. In evaluating and making changes to the compensation peer group, the Compensation Committee considered the following selection criteria: (1) location of the company (U.S.-based); (2) ownership structure of the company (publicly-traded); (3) company’s industry (medical device or medical technology); (4) revenues (approximately 1/3 to 3x the Company's last four quarters’ revenue); and (5) market capitalization (approximately 1/3 to 3x the Company’s market capitalization).
After considering the analysis performed by Compensia, the Compensation Committee approved the following direct compensation peer group selected for use in 2017:

Agilent Technologies, Inc.	C.R. Bard, Inc.	Endo International PLC	Mettler-Toledo International, Inc.	Waters Corporation
Allergan PLC	The Cooper Companies, Inc.	Hologic, Inc.	ResMed, Inc.	Zimmer Biomet Holdings, Inc.
Becton, Dickinson and Company	Dentsply Sirona, Inc.	IDEXX Laboratories, Inc.	Teleflex Incorporated
Boston Scientific Corporation	Edwards Lifesciences Corporation	Illumina, Inc.	Varian Medical Systems, Inc.
The selection criteria resulted in the following changes from the Company’s 2015 peer group: Agilent Technologies, Inc., Dentsply Sirona, Inc., Mettler-Toledo International, Inc., and Teleflex Incorporated were added, and CareFusion, Hospira, and St. Jude Medical were removed.
The Compensation Committee reviews the compensation practices at peer companies to inform its decision-making process as it seeks to set total compensation levels it believes are reasonably competitive. The Compensation Committee, however, does not set compensation components to meet specific percentile levels (such as targeting base salaries “above the median” or equity compensation “at the 75th percentile”). Further, the Compensation Committee believes over-reliance on competitive positioning may result in compensation that is unrelated to the value delivered by our executive officers, including the NEOs, to the Company as a whole.
Executive Compensation Elements
In 2017, our executive compensation program was comprised of three principal elements:

•	base salaries;

•	annual performance-based cash bonuses; and

•	long-term equity awards in the form of options to purchase shares of our common stock and RSUs that are settled in shares of our common stock.
In addition, our executive officers are eligible to participate in our health and benefits programs, our employee stock purchase plan, and our Section 401(k) Plan on the same basis as our other eligible employees.
Base Salary
The Compensation Committee reviews the base salaries of our executive officers annually in July or August, or more frequently should there be a significant change in an executive officer’s role or responsibilities. In evaluating each executive officer’s base salary, the Compensation Committee considers the results achieved by the executive officer, his or her future potential, his or her role, scope of responsibilities and experience, competitive market practices (biennially), internal equity, and the recommendations of our Chief Executive Officer (except with respect to his own base salary).
In July 2017, the Compensation Committee reviewed the base salaries of our executive officers, including our NEOs, for possible adjustments. After taking into consideration our “team-based” approach to compensation, as well as the factors described above, the Compensation Committee set the base salaries of our NEOs as follows:

Named Executive Officer	Base Salary as of August 1, 2017	Base Salary as of August 1, 2016	Percentage Change
Gary S. Guthart, Ph.D.	$757,050	$735,000	3.0%
Salvatore J. Brogna (1)	$520,000	$500,000	4.0%
Myriam J. Curet, M.D.(2)	$472,219	$456,250	3.5%
David J. Rosa	$540,750	$525,000	3.0%
Marshall L. Mohr	$489,250	$475,000	3.0%

(1) In connection with his appointment as the Executive Vice President and Chief Operating Officer, Mr. Brogna's base salary was increased to $550,000 per year effective November 2017, an increase of 10.0% as compared with August 1, 2016.
(2) Dr. Curet was employed part-time at 80% in 2017 and 2016, and her base salary is reported in the table as converted to a full-time basis. In connection with her appointment as the Executive Vice President and Chief Medical Officer, Dr. Curet's base salary was increased to $400,000 per year (or $500,000 per year on a full-time basis) effective November 2017, an increase of 9.6% on a full-time basis as compared with August 1, 2016.
The base salaries earned by our NEOs during 2017 are set forth in the “2017 Summary Compensation Table” below.
Annual Performance-Based Cash Bonuses
We use annual cash bonuses to motivate our executive officers, who are not part of our salesforce, including our NEOs, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses constitute a smaller portion of the target total direct compensation opportunity of our executive officers than their long-term equity awards.
Typically, cash bonus opportunities are provided pursuant to the CIP, a formal cash bonus plan measuring and rewarding our executive officers for our corporate and their individual performance over the fiscal year. The CIP is designed to reward our executive officers for achieving “stretch” financial and operational objectives that are critical to the success of our business and which are aligned with the short-term and long-term interests of our stockholders. We believe the CIP is an important element of our executive compensation program because it rewards our executive officers only for achieving the annual financial and operational objectives established each year by our Board.
Each year, the Compensation Committee reviews our annual performance-based cash bonus and commissions structures to ensure the design and payment structure are consistent with our compensation philosophy. At the end of each year, the Compensation Committee determines the amount of the award to be paid to each executive officer by comparing actual results to the performance goals for the year. The Compensation Committee may, in its discretion, reduce or increase the amount of any individual award based on an executive officer’s overall performance and his or her contribution to the achievement of our performance goals.

Target Bonus Opportunities
Given our emphasis on long-term stockholder value creation over annual operating results, the CIP targets are set relative to the competitive market, as reflected by the target annual cash bonus opportunities of our executive officers. For 2017, the target and maximum annual cash bonuses opportunities under the CIP for our NEOs were set as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Maximum Annual Cash Bonus Opportunity (as a percentage of base salary) (1)
Gary S. Guthart, Ph.D.	100.0%	125.0%
Salvatore J. Brogna	70.0%	87.5%
Myriam J. Curet, M.D.(2)	70.0%	87.5%
David J. Rosa	70.0%	87.5%
Marshall L. Mohr	70.0%	87.5%

(1) The maximum annual cash bonus opportunity (as a percentage of base salary) is calculated at 125% of the target; however, the Compensation Committee may award higher amounts based on individual performance.
(2) In connection with her appointment as the Executive Vice President and Chief Medical Officer, Dr. Curet's target CIP increased to 70.0% of her base salary from 50% prior to the promotion.

Annual Bonus Plan Formula and Funding
For 2017, the CIP was funded through an incentive pool based on our achievement of an adjusted operating income (“AOI”) goal as set forth in our annual operating plan, and paid to our executive officers based on our actual level of achievement of AOI and several pre-established corporate performance objectives (the “Company Performance Goals”). For purposes of the CIP, “AOI” is defined as operating income excluding non-cash share-based compensation expense, non-cash amortization of intangible assets, and litigation charges.
For 2017, the CIP incentive pool was funded based on an AOI target set at the previous year’s AOI level plus a pre-established increase in AOI for the year and could be funded up to a maximum of 125% of target. The amount of the incentive pool that is paid out as annual cash bonuses for each executive officer, including each NEO, is determined by an equal weighting of achievement of the AOI goal and Company Performance Goals. In the event that the AOI target was not achieved, the incentive pool would not be funded, and our NEOs would not be eligible to receive any bonus under the CIP. Typically, the size of the CIP payout does not exceed the amount by which the incentive pool is funded.
The Company Performance Goals are established at the corporate level and have been drawn from the categories of procedure growth, systems placements and install base growth, profitability, marketing objectives, customer training effectiveness, product development, regulatory approvals and compliance, new product introductions, quality of design and manufacture, applied research, and protecting intellectual property. The Company Performance Goals are initially established by the executive team and Dr. Guthart, then reviewed and approved by the Compensation Committee annually at the beginning of the year. Given their relationship to our annual operating plan and business strategy and because the Company Performance Goals and their specific target levels are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.
The nature of the Company Performance Goals and the weighting assigned to each are subject to change annually. Recurring goals are generally set above prior year results and budgeted levels. The Company Performance Goals may be achieved at up to 125% of the target level. The Company Performance Goals are designed to be aggressive, and there is a risk that payments with respect to any specific goal will not be made at all or will be made at less than 100% of the target level. The achievement of the goals may be affected by several factors including, but not limited to, the impact of changes in healthcare legislation and policy, global and regional conditions, credit markets and the related impact on healthcare spending, timing and success of product development and market acceptance of developed products, changes in trade agreements and/or tariffs imposed on cross-border commerce, and regulatory approvals, clearances, and restrictions. Because several of these factors are not entirely within the control of our NEOs and given the “stretch” nature of the goal-setting process, we believe that it would be relatively difficult to fully achieve the Company Performance Goals in any year. The challenge of the goals and uncertainty in the environment ensures that any payments under the CIP are truly performance-based, which is consistent with the plan’s objectives.
The Company Performance Goals for 2017 related to:

•	clinical and global expansion;

•	product development and innovation;

•	quality and customer satisfaction;

•	efficiency and profitability; and

•	other areas directed at long-term stockholder value creation.
Target and maximum performance levels were established for the AOI goal and for several of the Company Performance Goals which, collectively, could result in the payment of annual cash bonuses between 0% and 125% of the target annual cash bonus opportunities described above.
2017 Bonus Decisions
For 2017, target funding was set at AOI of $1,195 million and maximum funding of 125% of the pool was set at AOI of $1,435 million, with funding at intermediate levels determined based on linear interpolation. Based on our actual achievement of AOI of $1,351 million or 116.3% achievement, weighted at 50% and actual achievement of Company Performance Goals of 103.9%, weighted at 50%, the CIP was funded at 110.1% of the target level for our NEOs.
The annual cash bonus payments made to our NEOs for 2017 are set forth in the “2017 Summary Compensation Table” below. Dr. Curet’s 2017 bonus was prorated based on her target bonus of 50% prior to her promotion to Executive Vice President and Chief Medical Officer from Senior Vice President and Chief Medical Officer and her target bonus of 70% following her promotion to reflect the time she served in each role.
Long-Term Equity Awards
Our long-term incentive compensation consists of equity awards in the form of options to purchase shares of our common stock and RSUs that are settled in shares of our common stock. We grant these equity awards to ensure that our executive officers, including our NEOs, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meet our overall goals of alignment with long-term performance and stockholder value creation, and retention of our executive officers. The Compensation Committee also believes granting awards with multi-year vesting requirements and, with respect to options, a 10-year term creates a substantial retention incentive and encourages our executive officers to focus on our long-term business objectives and long-term stock price performance.
To determine the size of an individual equity award, the Compensation Committee first establishes a target compensation value to be delivered to each executive officer, including each NEO, through long-term equity awards. In doing so, the Compensation Committee considers various factors, including the following:

•	the emphasis we place on equity in the mix of total compensation;

•	the executive officer’s experience and performance;

•	the scope, responsibility, and business impact of the executive officer’s position relative to other members of the executive team;

•	our financial and operational performance;

•	a review of competitive market data;

•	the recommendations of our Chief Executive Officer (except with respect to his own equity award); and

•	the retention value of the total compensation package.
Once a target award value has been established, the Compensation Committee determines the awards to be granted based on the current value of our common stock and presents its recommendations to our Board for their approval.
The equity awards granted to our NEOs in 2017 are set forth in the “2017 Summary Compensation Table” and the “2017 Grants of Plan-Based Awards Table” below.
The Compensation Committee authorized the following equity awards in 2018, 2017, and 2016 for the NEOs:

	Shares of Company Common Stock Underlying RSUs Granted			Shares of Company Common Stock Subject to Options Granted
Named Executive Officer	2018 (1)	2017	2016	2018 (1)	2017	2016
Gary S. Guthart, Ph.D.	5,667	8,001	13,500	17,000	24,000	13,500
Salvatore J. Brogna	4,167	6,000	9,750	12,500	18,000	9,750
Myriam J. Curet, M.D.	4,000	3,999	6,000	12,000	12,000	6,000
David J. Rosa	4,167	6,000	9,750	12,500	18,000	9,750
Marshall L. Mohr	2,833	5,001	7,500	8,500	15,000	7,500

(1)
As described above, stock options are granted bi-annually in February and August. Although the number of options to be granted in August 2018 will be determined at a future date, we anticipate that a like number to the February 2018 award will be granted. We have included both the February 2018 grant and the estimated August 2018 grant in this table. Please refer to the section “Equity Award Grant Policies” for more information on the vesting terms of these awards. For 2018, we targeted the stock option to RSU grant ratio at approximately 3:1 for our NEOs. For 2017 and 2016, we targeted the stock option to RSU grant ratio at approximately 3:1 and 1:1, respectively.

The equity awards granted to our NEOs in 2017 are set forth in the “2017 Summary Compensation Table” and the “2017 Grants of Plan-Based Awards Table” below.
Equity Award Grant Policies
The Compensation Committee reviews and approves annual equity award grants to our executive officers, including our NEOs. Options to purchase shares of our common stock are granted to our executive officers, bi-annually on February 15 and August 15 of each year. RSUs are granted on February 15 of each year. The February stock option grants vest over a four-year period, while the August stock option grants vest over a 3.5-year period. The RSUs vest 25% annually over a four-year period.
We do not time the granting of options to purchase shares of our common stock with any favorable or unfavorable news released by the Company. Initial stock option grants are consistently granted on the fifth business day of the month after employment begins. Proximity of any awards to an earnings announcement or other market events is coincidental.
Welfare and Other Employee Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Beginning in 2015, we began matching contributions made to the plan by our eligible employees, including executive officers. We match 200% of employee contributions up to $1,500 per calendar year per person. All matching employer contributions are fully vested when made.
In addition, we provide all of our employees who work 30 hours or more per week, including our NEOs, a variety of health and welfare benefits. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
Our employee benefits programs are intended to be affordable and competitive in relation to the market. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, including our NEOs, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Post-Employment Compensation
In December 2008, our Board approved and adopted a change in control plan (the “Change in Control Plan”). Under the Change in Control Plan, all eligible employees of the Company who have been employed at least six months prior to the date of their separation from service, including our executive officers, are eligible to receive certain payments and benefits in the event of a termination of employment without cause or an involuntary separation from service within 12 months after a change in control of the Company.
We believe the Change in Control Plan is beneficial to our stockholders because it minimizes the uncertainty presented to our valuable workforce in the case of a change in control of the Company. In addition, we provide the Change in Control Plan to encourage our employees to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. In the case of our executive officers, the Change in Control Plan is intended to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these protections are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. The payments and benefits provided under the Change in Control Plan have been designed to provide our eligible employees, including our executive officers, with consistent treatment that is competitive with current market practices.

A description of the terms and conditions of the Change in Control Plan, as well as information about the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2017, are set forth in “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies
Stock Ownership Guidelines
We believe that stock ownership by our executive officers, including our NEOs, and the members of our Board is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. In January 2015, our Board adopted executive officer stock ownership guidelines requiring each individual serving as an executive officer to maintain beneficial ownership of a minimum dollar amount of shares of our common stock. For the purposes of determining stock ownership levels, the following forms of equity interests are included: shares owned outright by, or held in trust for the benefit of, the executive officer or his or her spouse or children; shares held through a fund or other entity as to which the executive officer has control; shares of our common stock, stock units or other stock equivalents obtained through the exercise of stock options or vesting of equity awards; vested equity awards granted under our equity plans; and other stock or stock equivalent awards determined by the Compensation Committee.
These stock ownership guidelines are intended to create a clear standard that encourages these executive officers to remain invested in the performance of our stock price. Each executive officer has five years from the date he or she becomes subject to the stock ownership guidelines to achieve compliance with the guidelines. The current ownership levels specified by these guidelines require each NEO to maintain a minimum level of stock ownership equal to four times his or her annual base salary.
The minimum required level of ownership for each of our NEOs and their stock ownership deadlines, as well as whether the NEO has already met the requirement, are as follows:

Named Executive Officer	Minimum Required Level of Stock Ownership Required at Deadline	Stock Ownership Deadline	Currently at Ownership Requirement Level
Gary S. Guthart, Ph.D.	$3,028,200	1/29/2020	Yes
Salvatore J. Brogna	$2,200,000	1/29/2020	No
Myriam J. Curet, M.D.	$1,600,000	1/29/2020	Yes
David J. Rosa	$2,163,000	1/29/2020	Yes
Marshall L. Mohr	$1,957,000	1/29/2020	Yes

Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.
Derivatives Trading, Hedging, and Pledging Policies
Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”). In addition, our Insider Trading Policy provides that no employee, officer, or director to may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.
Tax and Accounting Considerations
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”), covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the 2017 Tax Act, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officer with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.
The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Nonqualified Deferred Compensation
The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
“Golden Parachute” Payments
Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any executive officers, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2017 and we have not agreed and are not otherwise obligated to provide any executive officer, including any Named Executive Officer with such a “gross-up” or other reimbursement.
Accounting for Share-Based Compensation
We follow ASC 718 for our share-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
COMPENSATION RISK CONSIDERATIONS
The Compensation Committee considers, in establishing and reviewing our employee compensation programs, whether each of these programs encourages unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of our Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:

•	Base salaries are fixed in amount and thus do not encourage risk taking.

•
While annual performance-based awards focus on achievement of short-term goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a reasonable portion of employees’ target total direct compensation opportunities. Performance-based awards are based on various departmental and Company-wide metrics; funding for the awards is capped at the Company level and the distribution of the funds to executive officers and other employees is at the discretion of the Compensation Committee.

•
Long-term equity awards are important to help further align employees’ interests with those of our stockholders. The ultimate value of the awards is tied to the Company’s stock price and since awards are staggered and subject to long-term vesting schedules, they help ensure that our executive officers have significant value tied to long-term stock price performance. As described above in the Compensation Discussion and Analysis, we have established procedures related to the timing and approval of equity awards.

Because of the above, we believe that our employee compensation programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company’s success.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
2017 Summary Compensation Table
The following Summary Compensation Table sets forth summary information concerning the compensation provided to our NEOs in the years ended December 31, 2017, 2016, and 2015, for services to our Company in all capacities, with the exception of Dr. Curet, whose total compensation is shown only for 2017, the year in which she became a NEO.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Total ($)
Gary S. Guthart, Ph.D.	2017	$744,188	$1,911,546	$1,570,974	$833,512	$5,060,220
President and Chief Executive Officer	2016	$707,788	$2,408,220	$626,635	$834,593	$4,577,236
	2015	$690,449	$1,782,038	$734,350	$516,443	$3,723,280
Salvatore J. Brogna	2017	$513,334	$1,433,480	$1,178,230	$450,000	$3,575,044
Executive Vice President and Chief Operating Officer	2016	$482,500	$1,739,270	$452,569	$425,801	$3,100,140
	2015	$446,042	$1,558,962	$642,556	$267,797	$2,915,357
Myriam J. Curet, M.D.
Executive Vice President and Chief Medical Officer	2017	$374,027	$955,414	$785,487	$300,000	$2,414,928
David J. Rosa	2017	$531,563	$1,433,480	$1,178,230	$450,000	$3,593,273
Executive Vice President and Chief Commercial Officer	2016	$510,417	$1,739,270	$452,569	$417,297	$3,119,553
	2015	$474,552	$1,558,962	$642,556	$273,250	$2,949,320
Marshall L. Mohr	2017	$480,938	$1,194,806	$981,859	$385,360	$3,042,963
Senior Vice President and Chief Financial Officer	2016	$466,250	$1,337,900	$348,130	$380,385	$2,532,665
	2015	$439,583	$1,447,938	$596,659	$251,390	$2,735,570

(1)	The amounts reported in this column include payments in respect of accrued paid-time off made in addition to salary earned. The amount reported for Dr. Curet reflects her 80% part-time basis.

(2)
The amounts reported in these columns represent the grant date fair values of the options to purchase shares of our common stock granted to the NEOs and the RSUs granted to the NEOs in the fiscal year, determined in accordance with ASC 718. The grant date fair value for RSUs is measured based on the closing fair market value of the Company's common stock on the date of grant. See Note 9 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 2, 2018, for a discussion of all assumptions made by us in determining the grant date fair value of these equity awards.

(3)
Represents the annual bonus earned in the designated fiscal year under the CIP paid in February of the following year. See the “Compensation Discussion and Analysis” section above for a more detailed discussion.

2017 Grants of Plan-Based Awards
The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: # of Shares of Stock or Units (2)	All Other Option Awards: # of Securities Underlying Options (2)	Exercise or Base Price of Options or Awards ($/Share)	Grant Date Fair Value of Options and Awards (3)
		Threshold ($)	Target ($)	Maximum ($)
Gary S. Guthart, Ph.D.	2/15/2017				8,001			$1,911,546
	2/15/2017					12,000	$238.91	$681,499
	8/15/2017					12,000	$328.46	$889,475
			$757,050	$946,313
Salvatore J. Brogna	2/15/2017				6,000			$1,433,480
	2/15/2017					9,000	$238.91	$511,124
	8/15/2017					9,000	$328.46	$667,106
			$385,000	$481,250
Myriam J. Curet, M.D.	2/15/2017				3,999			$955,414
	2/15/2017					6,000	$238.91	$340,750
	8/15/2017					6,000	$328.46	$444,737
			$213,333	$266,666
David J. Rosa	2/15/2017				6,000			$1,433,480
	2/15/2017					9,000	$238.91	$511,124
	8/15/2017					9,000	$328.46	$667,106
			$378,525	$473,156
Marshall L. Mohr	2/15/2017				5,001			$1,194,806
	2/15/2017					7,500	$238.91	$425,937
	8/15/2017					7,500	$328.46	$555,922
			$342,475	$428,094

(1)
For 2017, Dr. Guthart had a bonus target of 100% of base salary and Messrs. Brogna, Rosa, and Mohr had a bonus target of 70% of base salary. Dr. Curet had a bonus target of 50% of base salary prior to her promotion to the position of Executive Vice President and Chief Medical Officer and a bonus target of 70% following her promotion in November 2017. The amount shown reflects a weighted average of her target and maximum bonus amounts based on the time she served in each role. At its discretion, the Compensation Committee has the authority to pay any NEO in excess of or below his or her targeted bonus amount. The goals for 2017 were approved by the Compensation Committee in January 2017. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board in January 2018 upon reviewing results for 2017. The maximum bonus or performance payout is calculated at 125% of the target; however, the Compensation Committee may award higher amounts based on individual performance. See “Compensation Discussion and Analysis” section above for detailed discussion of the CIP.

(2)
The options were granted under our Amended and Restated 2010 Incentive Award Plan. The February 15 option grants vest 6/48 at the end of six months and 1/48 per month thereafter through a four-year period, subject to continued employment through the applicable vesting date. The August 15 option grants vest 7/48 at the end of one month and 1/48 per month thereafter through a 3.5-year period, subject to continued employment through the applicable vesting date. The February 15 RSU grants vest 1/4 increments annually over a four-year period, subject to continued employment through the applicable vesting date.

(3)
The amounts shown represent the fair value per share as of the grant date of such award determined pursuant to stock compensation accounting, multiplied by the number of shares. See Note 9 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 2, 2018, for a discussion of all assumptions made by us in determining the value of the equity awards.

Outstanding Equity Awards as of December 31, 2017
The following table summarizes the outstanding options to purchase shares of our common stock and RSUs that were held by our NEOs as of December 31, 2017:

	Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options (# Exercisable)	# of Securities Underlying Unexercised Options (# Unexercisable) (*)	Option Exercise Price ($/share)	Option Expiration Date	Shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)
Gary S. Guthart, Ph.D.	2/17/2009	180,000	-	$35.76	2/17/2019
	2/16/2010	112,500	-	$111.43	2/16/2020
	2/15/2011	95,625	-	$113.73	2/15/2021
	2/15/2012	42,000	-	$168.41	2/15/2022
	8/15/2012	42,000	-	$172.44	8/15/2022
	2/15/2013	22,500	-	$189.74	2/15/2023
	8/15/2013	22,500	-	$127.91	8/15/2023
	2/18/2014	10,780	470	$148.03	2/18/2024	1,875	$684,263
	8/15/2014	10,780	470	$153.05	8/15/2024
	2/17/2015	5,949	2,451	$171.33	2/17/2025	5,199	$1,897,323
	8/17/2015	5,952	2,448	$177.68	8/17/2025
	2/16/2016	3,092	3,658	$178.39	2/16/2026	10,125	$3,695,018
	8/15/2016	3,095	3,655	$231.00	8/15/2026
	2/15/2017	2,499	9,501	$238.91	2/15/2027	8,001	$2,919,885
	8/15/2017	2,502	9,498	$328.46	8/15/2027

Salvatore J. Brogna	2/18/2014	195	392	$148.03	2/18/2024	1,560	$569,306
	8/15/2014	195	390	$153.05	8/15/2024
	2/17/2015	153	2,144	$171.33	2/17/2025	4,548	$1,659,747
	8/17/2015	153	2,142	$177.68	8/17/2025
	2/16/2016	101	2,641	$178.39	2/16/2026	7,311	$2,668,076
	8/15/2016	102	2,641	$231.00	8/15/2026
	2/15/2017	188	7,123	$238.91	2/15/2027	6,000	$2,189,640
	8/15/2017	187	7,124	$328.46	8/15/2027

Myriam J. Curet, M.D.	2/15/2013	9,750	-	$189.74	2/15/2023
	2/18/2014	1,251	312	$148.03	2/18/2024	1,248	$455,445
	8/15/2014	1,252	311	$153.05	8/15/2024
	2/17/2015	175	1,225	$171.33	2/17/2025	2,598	$948,114
	8/17/2015	2,977	1,223	$177.68	8/17/2025
	2/16/2016	1,375	1,625	$178.39	2/16/2026	4,500	$1,642,230
	8/15/2016	1,375	1,625	$231.00	8/15/2026
	2/15/2017	1,251	4,749	$238.91	2/15/2027	3,999	$1,459,395
	8/15/2017	1,251	4,749	$328.46	8/15/2027

David J. Rosa	2/17/2009	54,000	-	$35.76	2/17/2019
	2/16/2010	52,500	-	$111.43	2/16/2020
	2/15/2011	48,000	-	$113.73	2/15/2021
	2/15/2012	21,000	-	$168.41	2/15/2022
	8/15/2012	21,000	-	$172.44	8/15/2022
	2/15/2013	18,000	-	$189.74	2/15/2023

	8/15/2013	36,000	-	$127.91	8/15/2023
	2/18/2014	8,983	392	$148.03	2/18/2024	1,560	$569,306
	8/7/2014	11,251	2,249	$147.27	8/7/2024	1,125	$410,558
	8/15/2014	8,985	390	$153.05	8/15/2024
	2/17/2015	5,206	2,144	$171.33	2/17/2025	4,548	$1,659,747
	8/17/2015	5,208	2,142	$177.68	8/17/2025
	2/16/2016	2,234	2,641	$178.39	2/16/2026	7,311	$2,668,076
	8/15/2016	2,234	2,641	$231.00	8/15/2026
	2/15/2017	1,877	7,123	$238.91	2/15/2027	6,000	$2,189,640
	8/15/2017	1,876	7,124	$328.46	8/15/2027

Marshall L. Mohr	2/16/2010	23,250	-	$111.43	2/16/2020
	2/15/2011	48,000	-	$113.73	2/15/2021
	2/15/2012	21,000	-	$168.41	2/15/2022
	8/15/2012	21,000	-	$172.44	8/15/2022
	2/15/2013	18,000	-	$189.74	2/15/2023
	8/15/2013	18,000	-	$127.91	8/15/2023
	2/18/2014	8,983	392	$148.03	2/18/2024	1,560	$569,306
	8/15/2014	8,985	390	$153.05	8/15/2024
	2/17/2015	4,834	1,991	$171.33	2/17/2025	4,224	$1,541,507
	8/17/2015	4,833	1,992	$177.68	8/17/2025
	2/16/2016	1,719	2,031	$178.39	2/16/2026	5,625	$2,052,788
	8/15/2016	1,719	2,031	$231.00	8/15/2026
	2/15/2017	1,561	5,939	$238.91	2/15/2027	5,001	$1,825,065
	8/15/2017	1,564	5,936	$328.46	8/15/2027

(*)
All of the listed options, except the August 2015, 2016, 2017 and August 15, 2014 grants, vest 6/48 of the underlying option shares upon completion of six months of service following the date of grant and 1/48 per month thereafter, contingent upon continued employment. The August 2015, 2016, 2017, and August 15, 2014 options vest 7/48 of the underlying option shares upon completion of one month of service following the date of the grant and 1/48 per month thereafter, contingent upon continued employment. All of these options have a ten-year term.

(1)	All of the listed RSUs vest in 1/4 increments annually over a four-year period from the date of grant, subject to continued employment through the applicable vesting date.

(2)
The dollar amounts shown are determined by multiplying the number of unvested units by $364.94 (the closing price of the Company’s common stock on December 29, 2017, the last trading day of the Company’s fiscal year).

Option Exercises and Stock Vested During Fiscal 2017
The following table summarizes the options to purchase shares of our common stock exercised and vesting of RSUs during the year ended December 31, 2017, and the value realized upon exercise of stock options and vesting of stock awards by our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Gary S. Guthart, Ph.D.	150,000	$28,507,785	7,851	$1,897,540
Salvatore J. Brogna	29,236	$3,243,728	6,276	$1,517,308
Myriam J. Curet, M.D.	21,955	$2,992,364	4,050	$979,828
David J. Rosa	36,000	$7,915,352	7,401	$1,868,544
Marshall L. Mohr	57,600	$9,587,913	5,550	$1,342,540

(1)	The value realized equals the excess of the fair market value of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

(2)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s common stock on the vesting date.
Potential Payments Upon Termination or Change in Control
The following table shows potential payments to the NEOs upon a change in control of the Company and subsequent involuntary separation from service within 12 months after the change in control, in accordance with the Change in Control Plan. Under this plan, all eligible employees of the Company who have been employed at least six months prior to the separation from service date, including executive officers, are entitled to the following severance payments and benefits in the event of a termination of employment without cause or an involuntary separation from service within 12 months after a change in control of the Company:

•
a lump sum cash payment in the amount equal to the sum of six months of such eligible employee’s base compensation (defined in the Change in Control Plan as base salary and target bonus) plus an additional one month of base compensation for every year of such eligible employee’s service with the Company, such severance not to exceed 12 months;

•	six months of COBRA premiums, provided that such eligible employee elects continued coverage under COBRA; and

•	100% vesting of all outstanding unvested equity awards that the eligible employee then holds.
The amounts shown assume that a qualifying termination of employment was effective December 29, 2017, the last business day of the year, under the Change in Control Plan and are estimates of the amounts that would be paid to the NEOs upon such a termination of employment. The terms and conditions of the Change in Control Plan (including the definitions of the key plan terms) are set forth in the plan document.

Name	Base Compensation and Target Bonus ($) (1)	COBRA Premiums ($)	Total Value of Equity Acceleration ($) (2)	Total Potential Payment ($)
Gary S. Guthart, Ph.D.	$1,703,363	$13,261	$13,046,833	$14,763,457
Salvatore J. Brogna	$1,031,250	$9,189	$10,074,660	$11,115,099
Myriam J. Curet, M.D.	$750,000	$4,292	$6,397,509	$7,151,801
David J. Rosa	$1,013,906	$13,261	$10,974,765	$12,001,932
Marshall L. Mohr	$917,344	$13,261	$8,530,785	$9,461,390

(1)
Amounts shown are the maximum potential payment the executive officer would have received as of December 29, 2017. Amounts of parachute payment cut-back as described below, if any, would be calculated upon actual termination of employment. The amount shown for Dr. Curet reflects her 80% part-time employment as of December 29, 2017.

(2)
Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the market value of the option shares for which vesting is accelerated over the exercise price for those option shares, using $364.94 per share for the market value, which is the closing market price of a share of our common stock on December 29, 2017, the last trading day of our 2017 fiscal year. The dollar amounts of RSUs are determined by multiplying the number of shares subject to the RSUs for which vesting is accelerated by $364.94.

For purposes of the Change in Control Plan, an involuntary separation from service of a NEO generally means, (i) without the executive’s express written consent, the assignment to the executive of any duties or the significant reduction of the executive’s duties, authority or responsibilities, which is inconsistent with the executive’s duties, authority or responsibilities in effect immediately prior to such assignment, or the removal of the executive from such duties, authority or responsibilities; (ii) a reduction by the Company in the base compensation of the executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced; (iv) the relocation of the executive to a facility or a location more than 25 miles from the executive’s then present location, without the executive’s express written consent; (v) any purported termination of the executive by the Company which is not effected for disability or for cause, or any purported termination for which the grounds relied upon are not valid; (vi) the failure of the Company to obtain the assumption of the agreement by any successors contemplated in the Change in Control Plan; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the executive. In order for an executive to terminate employment in an involuntary separation from service, he or she must provide notice to the Company of the existence of a condition listed above, within 30 days of the initial existence of the condition, and the Company shall have 30 days following receipt of such notice to remedy such condition and not make any payments hereunder in connection with such termination of employment.
The payments and benefits pursuant to the Change in Control Plan are subject to a NEO’s timely execution and non-revocation of a release of claims. Further, the Change in Control Plan specifically include a so-called parachute payment “best pay” provision, where payments and benefits will either be made to the executive in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.
Pay Ratio

Annual total compensation of the median employee for 2017	$157,491
Annual total compensation of the CEO for 2017	$5,060,220
Ratio of annual total compensation of the median employee to the annual total compensation of CEO for 2017	1:32.1
The Company chose December 31, 2017 as the date for establishing the employee population used in identifying the median employee and used fiscal 2017 as the measurement period. The Company identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based cash bonuses, target commissions, and long-term equity awards based on their grant date fair values. Permanent employees who joined in 2017 and permanent employees who were on leave during 2017 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of December 31, 2017 were captured. No cost-of-living adjustments were made. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board has determined that the following directors are “independent” under current NASDAQ rules: Craig H. Barratt, Ph.D., Michael A. Friedman, M.D., Amal M. Johnson, Keith R. Leonard, Jr., Alan J. Levy, Ph.D., Jami Dover Nachtsheim, Mark J. Rubash, and Lonnie M. Smith.
The Company has adopted a written policy for approval of transactions between the Company and its related parties, such as directors, director nominees, executive officers, greater than five percent beneficial owners, and each of their respective immediate family members, as well as any firm, corporation or other entity in which such persons are employed, serve as general partner, principal or similar position or in which such persons own a five percent or greater beneficial ownership interest, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee review transactions subject to the policy and determine whether or not to approve or ratify those transactions. In doing so, they take into account:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the transaction would impair the independence of an outside director;

•	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	any other factors deemed appropriate.
No member of the Audit Committee may participate in the approval of a related party transaction for which he or she is a related party.
In addition, each of the following types of related party transactions are deemed to be approved under the policy:

•
Compensation to an executive officer or director of the Company required to be disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K; or compensation to an executive officer who is not an immediate family member of a related party, provided that such compensation would have been reported pursuant to Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer”, and such compensation has been approved, or recommended to the Board for approval, by the Compensation Committee of the Board.

•	The following transactions that are in the Company’s ordinary course of business and where the financial interest of the related party arises only in the following indirect manners:

a)	from the related party’s position as a director of another corporation or organization that is a party to the transaction;

b)
from the direct or indirect ownership by the related party (or parties, in the aggregate) of less than a 10% equity interest in another person (other than a partnership) which is a party to the transaction; or

c)
from the related party’s position as a limited partner in a partnership in which the related party (or parties, in the aggregate) has or have an interest of less than 10%, and the related party is not a general partner of and does not have another position in the partnership.

•
Transactions that are in the Company’s ordinary course of business and where the interest of the related party arises solely from the ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis.

A summary of all material related party transactions, if any, is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chair of the Audit Committee and will be subject to ratification by the Audit Committee at the next regularly scheduled meeting.
On August 8, 2017, in connection with the proposed settlement (the “Settlement”) of purported stockholders’ derivative lawsuits entitled Public School Teachers’ Pension and Retirement Fund of Chicago, In re Intuitive Surgical, Inc. Shareholder Derivative Litigation and City of Plantation Police Officers’ Employees’ Retirement System and the other similar stockholder derivative lawsuits (collectively, the “Derivative Litigation”), the Board agreed to pay $15.0 million to the Company, comprised of a cash payment of $5.0 million, which was partly covered by existing insurance, and the return to the Company of Intuitive stock options such that the number of shares subject to the options returned multiplied by the market price of the underlying shares as of the close of trading on September 15, 2016 (the date the Settling Parties executed the Memorandum of Understanding relating to the Settlement) equaled $10.0 million. Adjusted to reflect the three-for-one stock split the Company effected in October 2017, the price of a share of Intuitive stock as of the close of trading on September 15, 2016, was $228.06, and the aggregate number of shares subject to the options cancelled was 43,848. Based on the price per share of the Company’s common stock on February 1, 2018, the date when the options were cancelled, the difference between the fair market value of the shares of common stock underlying the cancelled options and the exercise price of such options was $11.0 million. The Settlement provided for a dismissal with prejudice and release of all claims brought in the Derivative Litigation, and also included terms that required the Company to reimburse the plaintiffs’ attorneys’ fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information in the following table sets forth the ownership of our common stock, as of December 31, 2017, by: (i) any person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our NEOs named in the Compensation Discussion and Analysis section; (iii) each of our directors; and (iv) all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For the purposes of calculating the percent ownership, as of December 31, 2017, approximately 113,670,036 shares were issued and outstanding, including any individual who beneficially owns shares represented by options exercisable or RSU shares vested within 60 days after December 31, 2017, these shares are treated as if outstanding for that person, but not for any other person.
The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable or RSU shares vested within 60 days after December 31, 2017; however, unless otherwise indicated, these shares do not include any options or RSUs awarded after December 31, 2017:

	Beneficial Ownership
Beneficial Owner	Number of Shares		Percent of Total
T. Rowe Price Associates, Inc.	11,553,807	(1)	10.3%
The Vanguard Group	7,990,863	(2)	7.1%
BlackRock, Inc.	7,949,410	(3)	7.1%
FMR LLC	5,980,183	(4)	5.3%
Lonnie M. Smith	865,718	(5)	0.8%
Gary S. Guthart, Ph.D.	824,238	(6)	0.7%
David J. Rosa	316,188	(7)	0.3%
Marshall L. Mohr	199,577	(8)	0.2%
Amal M. Johnson	39,888	(9)	*
Myriam J. Curet, M.D.	29,317	(10)	*
Craig H. Barratt, Ph.D.	26,700	(11)	*
Alan J. Levy, Ph.D.	24,294	(12)	*
Salvatore J. Brogna	13,002	(13)	*
Mark J. Rubash	11,730	(14)	*
Michael A. Friedman, M.D.	4,980	(15)	*
Keith R. Leonard, Jr.	—		*
Jami Dover Nachtsheim	—		*
All executive officers and directors as a group (15 persons)	2,518,047	(16)	2.2%

(*)	Represents less than 0.1% of the issued and outstanding shares.

(1)
Based on information provided by T. Rowe Price Associates, Inc. ("T. Rowe Price"), 100 East Pratt Street, Baltimore, MD 21202, in a Schedule 13G filed with the SEC on February 14, 2018, reporting beneficial ownership of Intuitive Surgical's stock as of December 31, 2017. According to such Schedule 13G, T. Rowe Price has sole power to vote or direct the vote with respect to 4,026,243 shares and sole power to dispose or direct the disposition with respect to 11,553,807 shares.

(2)
Based on information provided by The Vanguard Group ("Vanguard"), 100 Vanguard Blvd, Malvern, PA 19355, in a Schedule 13G filed with the SEC on February 9, 2018 reporting beneficial ownership of Intuitive Surgical's stock as of December 31, 2017. According to such Schedule 13G, Vanguard has sole power to vote or direct the vote with respect to 160,432, shared voting power for 32,335 shares, sole dispositive power for 7,805,183 shares, and shared dispositive power for 185,680 shares.

(3)
Based on information provided by BlackRock, Inc., ("BlackRock"), 55 East 52nd Street, New York, NY 10055, in a Schedule 13G filed with the SEC on February 8, 2018 reporting beneficial ownership of Intuitive Surgical's stock as of December 31, 2017. According to such Schedule 13G, BlackRock has sole power to vote or direct the vote with respect to 6,958,849 shares and sole power to dispose or direct the disposition with respect to 7,949,410 shares.

(4)
Based on information provided by FMR LLC. ("FMR"), 245 Summer Street, Boston MA 02210, in a Schedule 13G filed with the SEC on February 13, 2018, reporting beneficial ownership of Intuitive Surgical's stock as of December 31, 2017. According to such Schedule 13G, FMR has sole power to vote or direct the vote with respect to 742,512 shares and sole power to dispose or direct the disposition with respect to 5,980,183 shares.

(5)
Includes 68,397 shares held directly by Lonnie Smith, 461,013 shares held by Lonnie & Cheryl Smith Community Property, 2,916 shares in GRAT Paylink, 34,323 shares held by the Lonnie M. Smith Heartflow III GRAT, 114 shares held by Lonnie M. Smith TDC GRAT, 90,000 shares held by McKram Investors on behalf of Lonnie & Cheryl Smith, 45,000 shares held by McKram Investors II on behalf of Lonnie & Cheryl Smith, 17,510 shares held in a Charitable Remainder Unitrust; 1,500 shares held in the Lonnie & Cheryl Smith Education Trust, 6,489 shares held in the Lonnie M. Smith Poly-Wood GRAT, 30,477 shares held by the Lonnie M Smith GRAT II U/A, 45,000 shares held by Lonnie M. Smith Equalization GRAT 11, 30,000 shares held by Lonnie M. Smith Equalization GRAT 12, and 32,979 shares issuable pursuant to options exercisable within 60 days of December 31, 2017.

(6)	Includes 251,469 shares directly owned, 562,918 shares issuable pursuant to options exercisable within 60 days of December 31, 2017, and 9,851 RSU shares vesting within 60 days of December 31, 2017.

(7)	Includes 6,951 shares directly owned, 301,466 shares issuable pursuant to options exercisable within 60 days of December 31, 2017, and 7,771 RSU shares vesting within 60 days of December 31, 2017.

(8)
Includes 6,316 shares directly owned, 726 shares owned by Mr. Mohr’s son, 185,737 shares issuable pursuant to options exercisable within 60 days of December 31, 2017, and 6,798 RSU shares vesting within 60 days of December 31, 2017.

(9)	Includes 8,361 shares directly owned and 31,527 shares issuable pursuant to options exercisable within 60 days of December 31, 2017.

(10)	Includes 1,890 shares directly owned, 22,380 shares issuable pursuant to options exercisable within 60 days of December 31, 2017, and 5,047 RSU shares vesting within 60 days of December 31, 2017.

(11)
Includes 6,423 shares held by the Barratt-Oakley Trust dated November 29, 2004, of which Dr. Barratt is a trustee and has voting and investment authority over the shares held by the trust, and 20,277 shares issuable pursuant to options exercisable within 60 days of December 31, 2017.

(12)	Includes 6,639 shares directly owned and 17,655 shares issuable pursuant to options exercisable within 60 days of December 31, 2017.

(13)	Includes 1,407 shares directly owned, 3,824 shares issuable pursuant to options exercisable within 60 days of December 31, 2017, and 7,771 RSU shares vesting within 60 days of December 31, 2017.

(14)	Includes 3,453 shares directly owned and 8,277 shares issuable pursuant to options exercisable within 60 days of December 31, 2017.

(15)	Includes 2,931 shares directly owned and 2,049 shares issuable pursuant to options exercisable within 60 days of December 31, 2017.

(16)	Includes 1,336,238 shares issuable pursuant to options exercisable within 60 days of December 31, 2017 and 45,616 RSU shares vesting within 60 days of December 31, 2017.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required to furnish us with copies of all of these forms which they file.
Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2017, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.
Code of Business Conduct & Ethics
We have adopted a code of ethics that applies to all employees, including our executive officers. The full text of our code of ethics is posted on our website at www.intuitivesurgical.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above.
Equity Compensation Plan Information
The following table contains information as of December 31, 2017, for two categories of equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, awards, and rights (a)	Weighted-average exercise price of outstanding options and awards (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,226,224	$162.17	7,920,163
Equity compensation plans not approved by security holders (1)	979,614	$176.85	43,182
Total	7,205,838	$164.16	7,963,345

(1)
Represents options under the Amended and Restated 2009 Employment Commencement Incentive Plan, adopted by the Board in October 2009 and first used in fiscal 2010. Options are granted at an exercise price not less than the fair market value of the stock on the date of grant and have a term not to exceed ten years.

(2)
The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The Audit Committee of the Board has appointed PwC, an independent registered public accounting firm, to audit the Company's consolidated financial statements and the internal control over financial reporting for the year ending December 31, 2018. The Company is submitting its selection of PwC for ratification by the stockholders at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
The following table sets forth the fees billed for services rendered by our auditors, PwC, for the years ended December 31, 2017, and 2016, respectively. All of the services described in the following fee table were approved by the Audit Committee.

	2017	2016
Audit Fees	$3,116,950	$1,968,000
Audit-Related Fees	196,000	5,000
Tax Fees	237,280	260,513
All Other Fees	1,800	1,800
Total	$3,552,030	$2,235,313
Audit Fees. This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings, for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
Audit-Related Fees. This category consists principally of due diligence services in 2017.
Tax Fees. This category consists of services for tax compliance, tax advice, and tax planning.
All Other Fees. This category consists of all other services that are not reported above. The services for the fee disclosed include annual subscription for accounting literature.
Pre-Approval Policies and Procedures
All audit services, audit-related services, tax services, and other services were pre-approved by our Audit Committee, which concluded that the provision of such services was compatible with the maintenance of PwC’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT
The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.
Our Audit Committee is composed of “independent” directors, as determined in accordance with the NASDAQ Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors (the “Board”). A copy of the charter can be found on the Company’s website at www.intuitivesurgical.com.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding the integrity of our Company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications and independence, and the performance of the persons performing the internal audit duties for our Company and the independent registered public accounting firm. The Company has a full-time Internal Audit department that reports to the Audit Committee. The Internal Audit department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s internal controls related to, for example, the reliability and integrity of the Company’s financial reporting process and the safeguarding of the Company’s assets. Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. PricewaterhouseCoopers LLP ("PwC"), the Company's independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for 2017.
The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and PwC, the independent auditors;

•	discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and

•
received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence.

In addition, the Audit Committee has met separately with management and with PwC.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.
Members of the Audit Committee

Mark J. Rubash (Chairman)	Michael A. Friedman, M.D.	Keith R. Leonard, Jr.

OVERVIEW OF PROPOSALS
This Proxy Statement contains THREE proposals requiring stockholder action. Proposal No. 1 requests the election of nine directors to the Board. Proposal No. 2 requests an advisory approval of the compensation of our NEOs. Proposal No. 3 requests the ratification of the appointment of the independent registered public accounting firm. Each of the proposals is discussed in more detail in the pages that follow.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors (the “Board”) has nine authorized seats. Nine directors are to be elected at the Annual Meeting to serve a one-year term expiring at the 2019 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.
Craig H. Barratt, Ph.D., Michael A. Friedman, M.D., Gary S. Guthart, Ph.D., Amal M. Johnson, Keith R. Leonard, Jr., Alan J. Levy, Ph.D., Jami Dover Nachtsheim, Mark J. Rubash, and Lonnie M. Smith have been nominated by the Board to serve as directors. Please refer to “Directors and Corporate Governance” section above for the nominees’ biographies.
The Company’s Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. The majority voting standard would not apply, however, if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.
The majority voting standard will apply to the election taking place at the Annual Meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the nine nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for the nominee, if any, who may be designated by the Board to fill the vacancy.
Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
Vote Required
A majority of the votes cast is required to elect each of the director nominees. This means that to be elected a nominee must receive more “for” votes than “against” votes.
Recommendation of the Board
The Board recommends that stockholders vote FOR the election of Craig H. Barratt, Ph.D., Michael A. Friedman, M.D., Gary S. Guthart, Ph.D., Amal M. Johnson, Jami Dover Nachtsheim, Keith R. Leonard, Jr., Alan J. Levy, Ph.D., Mark J. Rubash, and Lonnie M. Smith.

PROPOSAL NO. 2
ADVISORY APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The primary objective of our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executives who will provide leadership to make surgery more effective, less invasive, and easier on surgeons, patients, and their families. The Company accomplishes this goal in a manner consistent with its strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. The Company believes the compensation program for the Named Executive Officers (“NEOs”) is strongly aligned with the long-term interests of its stockholders and was instrumental in helping the Company achieve its financial performance in 2017.
At the Company’s 2017 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs, with over 96% of the votes cast voted in favor of the proposal. The Compensation Committee continues to apply the same principles and philosophy it has used in previous years in determining executive compensation. It will continue to consider stockholder concerns and feedback in the future. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. See the “Compensation Discussion and Analysis” (“CD&A”) section above for a more detailed discussion.
Stockholders are urged to read the Executive Compensation section of this Proxy Statement, including the CD&A section which discusses the Company’s compensation policies and practices, and the 2017 compensation for the Company’s NEOs. The Compensation Committee and the Board of Directors (the “Board”) believe that the Company’s compensation policies and practices are effective in achieving the Company’s goals and are consistent with stockholder interests.
The Company has determined to hold a separate stockholder vote on the compensation of our NEOs every year. Therefore, as a matter of good corporate governance and in accordance with Section 14A of the Exchange Act, we are including in this Proxy Statement a separate stockholder vote on the approval of the NEOs’ compensation, which vote is non-binding. Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the Executive Compensation section of this Proxy Statement, including the CD&A section and the related compensation tables and other narrative executive compensation disclosure contained therein.
The following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Intuitive Surgical approve, on an advisory basis, the compensation of Intuitive Surgical’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”
Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns to the extent there is any significant vote against the NEOs’ compensation as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program. Unless the Compensation Committee or the Board modifies the Company’s determination in the frequency of future advisory stockholder votes on the compensation of the NEOs, the next advisory board vote will be held at the 2019 Annual Meeting of Stockholders.
The Board therefore recommends that you indicate your support for the Company’s compensation policies and practices as reflected in the compensation of the NEOs, as outlined above.
Recommendation of the Board
The Board recommends that stockholders vote, on an advisory basis, FOR the approval of the NEOs’ compensation described in the CD&A, the compensation tables and the narrative discussion of this Proxy Statement.

PROPOSAL NO. 3
THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s independent registered public accounting firm and its auditors for the year ended December 31, 2017, were PricewaterhouseCoopers LLP ("PwC"). At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2018. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of PwC are expected to be present at the Annual Meeting and available to respond to appropriate questions.
Vote Required
Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting and entitled to vote on the proposal.
Recommendation of the Board
The Board recommends a vote FOR the ratification of appointment of PwC as the Company's independent registered public accounting firm.

OTHER INFORMATION
Other Matters at the Annual Meeting
We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.
Security Holder Communication with Board Members
Any holder of our securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to our investor relations department at our executive offices as identified in this Proxy Statement. Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.
Our investor relations department will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. Our investor relations department may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our Company or any of our operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.
Company Website
References to our Company website are made throughout this Proxy Statement. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Exhibit A
NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: non-GAAP income from operations and non-GAAP net income. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding items such as intangible assets charges, share-based compensation (“SBC”) expenses, and other special items. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the performance of our business.
Non-GAAP income from operations. We define non-GAAP income from operations as income from operations excluding intangible assets charges, expenses related to SBC, and litigation charges.
Non-GAAP net income. We define non-GAAP net income as net income excluding intangible asset charges, expenses related to SBC, litigation charges, net of the related tax effects, the excess tax benefits or deficiencies associated with share-based compensation arrangements, and the provisional income tax expense related to the Tax Cuts and Jobs Act enacted on December 22, 2017. Other tax adjustments represent tax effects determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on our operating results.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP income from operations and non-GAAP net income exclude intangible asset charges and SBC, which are primarily recurring expenses. SBC has been and will continue to be for the foreseeable future a significant recurring expense in our business. In addition, the components of the costs that we exclude in our calculation of non-GAAP net income may differ from the components that our peer companies exclude when they report their results of operations. Management addresses these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and evaluating non-GAAP net income together with net income calculated in accordance with GAAP.
The table below sets forth the reconciliation of GAAP financial measures to non-GAAP financial measures.

	Twelve months ended
Amounts in millions	December 31, 2017	December 31, 2016
GAAP income from operations	$1,054.6	$945.2
Share-based compensation expense	209.1	178.0
Intangible asset charges	18.6	18.2
Litigation charges	25.3	12.1
Non-GAAP income from operations	$1,307.6	$1,153.5

GAAP net income	$660.0	$735.9
Share-based compensation expense	209.1	178.0
Intangible asset charges	18.6	18.2
Litigation charges	25.3	12.1
Tax adjustments	132.9	(65.5)
Non-GAAP net income	$1,045.9	$878.7

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 19, 2018.

INTUITIVE SURGICAL, INC.

INTUITIVE SURGICAL, INC.
1020 KIFER ROAD
SUNYVALE, CA 94086

E35830-P01789

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 23, 2018
Date: April 19, 2018 **Time:** 3:00 P.M., Pacific Daylight Time
Location: Intuitive Surgical, Inc.
1020 Kifer Rd
Sunnyvale, CA 94086

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E35831-P01789

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

   Nominees:

   1a. Craig H. Barratt, Ph.D.

   1b. Michael A. Friedman, M.D.

   1c. Gary S. Guthart, Ph.D.

   1d. Amal M. Johnson

   1e. Keith R. Leonard, Jr.

   1f. Alan J. Levy, Ph.D.

   1g. Jami Dover Nachtsheim

   1h. Mark J. Rubash

   1i. Lonnie M. Smith

2. To approve, by advisory vote, the compensation of the Company's Named Executive Officers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

E35832-P01789

INTUITIVE SURGICAL, INC.
1020 KIFER ROAD
SUNNYVALE, CA 94086

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35828-P01789

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

INTUITIVE SURGICAL, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Craig H. Barratt, Ph.D.	☐	☐	☐
1b. Michael A. Friedman, M.D.	☐	☐	☐
1c. Gary S. Guthart, Ph.D.	☐	☐	☐
1d. Amal M. Johnson	☐	☐	☐
1e. Keith R. Leonard, Jr.	☐	☐	☐
1f. Alan J. Levy, Ph.D.	☐	☐	☐
1g. Jami Dover Nachtsheim	☐	☐	☐
1h. Mark J. Rubash	☐	☐	☐
1i. Lonnie M. Smith	☐	☐	☐

	For	**Against**	**Abstain**
2. To approve, by advisory vote, the compensation of the Company's Named Executive Officers.	☐	☐	☐
3. The ratification of appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E35829-P01789

INTUITIVE SURGICAL, INC.
Annual Meeting of Stockholders
April 19, 2018, 3:00 P.M., Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gary S. Guthart, Ph.D. and Alan C. Mendelson, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Intuitive Surgical, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 P.M., Pacific Daylight Time on April 19, 2018, at Intuitive Surgical, Inc., 1020 Kifer Rd., Sunnyvale, CA 94086, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3 in accordance with the Board of Directors' recommendation.

Any additional business as properly may come before the Annual Meeting of Stockholders or any adjournment or postponement thereof will be voted in accordance with the judgment of the person voting the proxy. You may revoke this proxy at any time prior to commencement of voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side